Exhibit 4.1
[Execution Version]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
November 9, 2010
among
UNISOURCE ENERGY CORPORATION,
an Arizona corporation,
as Borrower,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A., SUNTRUST BANK
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
UNION BANK, N.A.,
as Administrative Agent

UNION BANK, N.A., J.P. MORGAN SECURITIES LLC,
SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers

i

TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

		Page

ARTICLE VII Events of Default		65

ARTICLE VIII The Administrative Agent		68

ARTICLE IX Miscellaneous		70

SECTION 9.01.	Notices	70
SECTION 9.02.	Waivers; Amendments	71
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	72
SECTION 9.04.	Successors and Assigns	74
SECTION 9.05.	Survival	77
SECTION 9.06.	Counterparts; Integration; Effectiveness	78
SECTION 9.07.	Severability	78
SECTION 9.08.	Right of Setoff.	78
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	79
SECTION 9.10.	WAIVER OF JURY TRIAL	79
SECTION 9.11.	Headings	80
SECTION 9.12.	Confidentiality	80
SECTION 9.13.	Interest Rate Limitation	81
SECTION 9.14.	Patriot Act Notice	81

SCHEDULES:

Schedule 1.01 —	Pricing Schedule
Schedule 2.01 —	Commitments
Schedule 3.04 —	Acquisitions
Schedule 6.01 —	Existing Indebtedness
Schedule 6.02 —	Existing Liens
Schedule 6.07 —	Existing Restrictions

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Borrower Pledge Agreement
Exhibit C	Form of Opinion of Morgan, Lewis & Bockius LLP, New York counsel for the Borrower
Exhibit D —	Form of Opinion of the General Counsel of the Borrower

iii

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 9, 2010, among UNISOURCE ENERGY CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, and UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent.
RECITALS
The Borrower, the Existing Lenders, The Bank of New York Mellon (formerly known as The Bank of New York) and JPMorgan Chase Bank, N.A., as co-syndication agents, Wells Fargo Bank, National Association and The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.), as co-documentation agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent, previously entered into that certain Amended and Restated Credit Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”). The parties hereto desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety, without novation, as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ACC” means the Arizona Corporation Commission.
“Acquisition” means the acquisition of Capital Stock by the Borrower or the acquisition (whether pursuant to any acquisition of Capital Stock, assets or otherwise) by any Subsidiary of (x) assets constituting a business unit of any other Person or (y) Capital Stock of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Union Bank, N.A. (formerly known as Union Bank of California, N.A.), in its capacity as administrative agent for the Lenders and the Issuing Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.
“Aggregate Commitments” means the total of the Lenders’ Commitments hereunder. The Aggregate Commitments shall in no event exceed $125,000,000.
“Aggregate Exposure” means, at any time, the sum of (a) the aggregate outstanding principal amount of Loans at such time plus (b) the LC Exposure at such time. The Aggregate Exposure of any Lender at any time shall be its Applicable Percentage of the total Aggregate Exposure at such time.
“Agreement” means this Second Amended and Restated Credit Agreement, dated as of November 9, 2010, by and among the Borrower, the Lenders party hereto, the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.
“Alternate Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.16(a).

“Applicable Margin” means for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” means Union Bank, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers for the credit facilities established by this Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means the president, any vice president, the chief financial officer, the principal accounting officer, the treasurer or the controller of the Borrower.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier to occur of (a) the Final Maturity Date and (b) the date of the termination of the Commitments.
“Black Mountain Generating Station” means the 90-megawatt, simple-cycle gas-fired electric generation station known as the Black Mountain Generating Station, which is owned by UED as of the Effective Date.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means UniSource Energy Corporation, an Arizona corporation.
“Borrower Cash Flow” means, for any period, (a) the aggregate amount of Restricted Payments received by the Borrower from the Subsidiaries during such period; plus (b) the aggregate amount of payments received by the Borrower during such period under the UniSource Tax Sharing Agreement; plus (c) the aggregate amount of cash interest earnings and cash dividends received by the Borrower during such period in respect of any investments of the Borrower; minus (d) the aggregate amount of Taxes paid by the Borrower in cash during such period.

“Borrower Debt Service” means, for any period, (a) the aggregate amount of all cash payments made by the Borrower during such period that, in accordance with GAAP, are or should be included in “interest paid, net of amounts capitalized” and “capital lease interest paid” reflected in the statement of cash flows for the Borrower on a stand alone basis, plus (b) the aggregate amount of all scheduled principal payments on Indebtedness of the Borrower made or required to be made by the Borrower during such period (including any such scheduled principal payments required to be made during such period that were prepaid by the Borrower during such period), determined for the Borrower on a stand alone basis.
“Borrower Pledge Agreement” means the Second Amended and Restated Borrower Pledge Agreement, in the form of Exhibit B, to be executed and delivered by the Borrower.
“Borrower Subsidiary” means a Subsidiary of the Borrower that is not a TEP Subsidiary or a UES Subsidiary.
“Borrowing” means Loans of the same Type, made (or deemed made), converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Investment” of any Person means the aggregate outstanding capitalized amount of Capital Lease Obligations of such Person and its subsidiaries that are owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive all future payments to be made.
“Capital Lease Obligations” of any Person means the obligations of such Person and its subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Banks (as applicable) and the Lenders, as collateral for the LC Exposure or the obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank(s) benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including, without limitation, any regulations adopted under the Dodd-Frank Act after the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means Bank of America, N.A. and U.S. Bank National Association, in their capacity as co-documentation agents for the Lenders.
“Collateral” means all “Collateral”, as defined in any applicable Security Document.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder and to participate in Letters of Credit and LC Disbursements, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Aggregate Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Fee Rate” means for any day, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.

“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of Capital Stock of the Borrower and its Subsidiaries, excluding the Borrower’s Capital Stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the date of determination (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
“Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Consolidated Total Capitalization” means, with respect to the Borrower at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Borrower at such time.
“Consolidated Total Indebtedness” means, as of the last day of any fiscal quarter, (a) the sum (without duplication) for the Borrower and the Subsidiaries as of such day of (i) the aggregate outstanding principal amount of the Loans, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guarantees thereof), and (iii) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such day of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Borrower and the Subsidiaries as of such day and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Borrower and the Subsidiaries as of such day, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be disregarded for purposes of the determination of Consolidated Total Indebtedness the aggregate outstanding principal amount of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries for which (1) cash in an amount sufficient to repay and discharge in full such Indebtedness on its scheduled maturity date or redemption date shall have been irrevocably deposited in trust with a trustee, escrow agent, paying agent or similar agent for the payment thereof on such maturity date or redemption date (as the case may be), and (2) the Borrower or such Subsidiary (as the case may be) shall have irrevocably instructed such trustee, escrow agent, paying agent or similar agent (as the case may be) to apply all such cash to the repayment and discharge of such Indebtedness on such maturity date or redemption date (as the case may be).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, in their capacity as co-syndication agents for the Lenders.
“Default” means, any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of its Loans hereunder, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has failed to fund any portion of its participations in respect of Letters of Credit or any other amounts required to be funded or paid by such Lender hereunder (other than its Loans), within three (3) Business Days of the date required to be funded by it hereunder, (c) has notified the Borrower, the Administrative Agent or any Issuing Bank that it does not intend to comply with its funding obligations, or has made a public statement to that effect, with respect to its funding obligations hereunder (unless such notice or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or under other agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disclosure Documents” means (a) the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2009, as filed with the SEC, (b) the Quarterly Reports on Form 10-Q of the Borrower for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC, and (c) the Current Reports on Form 8-K of the Borrower as filed with the SEC on January 15, 2010, March 5, 2010, May 4, 2010, May 10, 2010 and October 8, 2010.

“dollars” or “$” refers to lawful money of the United States of America.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), as amended.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(d).
“Existing Credit Agreement” has the meaning assigned to such term in the recitals.
“Existing Lenders” means each Lender that is a Revolving Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.
“Fair Value” means, with respect to any assets or property owned by the Borrower or any Subsidiary, the fair market value thereof as determined from time to time by the Board of Directors (or a duly constituted committee thereof) of the Borrower or such Subsidiary in good faith.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“FERC” means the Federal Energy Regulatory Commission.
“Final Maturity Date” means the date that occurs four (4) years after the Effective Date.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the aggregate LC Exposure, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.
“Increasing Lender” means each Existing Lender whose Commitment (as set forth on Schedule 2.01) exceeds its Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.
“Indebtedness” of any Person means without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Index Debt” means the Indebtedness of the Borrower under this Agreement.
“Information Memorandum” means the Confidential Information Memorandum dated October 2010 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (which initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing) and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Issuing Bank” means each Lender (or other commercial bank or financial institution satisfactory to the Administrative Agent) executing this Agreement as an Issuing Bank, in its capacity as an issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.04(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Outstandings” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to Section 2.04(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at approximately 12:00 noon, London time, on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Subsidiaries” means all of the Subsidiaries other than TEP, the Millennium Entities, and any other Person that becomes a Subsidiary after the Original Effective Date.
“Loan Documents” means this Agreement, any promissory note delivered pursuant to Section 2.08, and the Security Documents.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, operations or business of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Significant Subsidiaries in an aggregate principal amount exceeding $30,000,000; provided, however, that, solely for purposes of clause (g) of Article VII hereof, the contingent Guarantee obligation of the Borrower or a Significant Subsidiary in respect of Material Indebtedness of one of its subsidiaries that is not a Significant Subsidiary shall not constitute Material Indebtedness of the Borrower or such Significant Subsidiary unless and until such Guarantee obligation is no longer contingent. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. “Material Indebtedness” shall not include at any time any Indebtedness that is non-recourse to the Borrower and the Significant Subsidiaries.

“Millennium” means Millennium Energy Holdings, Inc., an Arizona corporation.
“Millennium Entities” means Millennium, all subsidiaries of Millennium and all other Persons Controlled by Millennium and/or the subsidiaries of Millennium.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lenders” means each Lender that is not an Existing Lender.
“Obligations” means (a)(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and LC Disbursements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each other payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement, the other Loan Documents and the Specified Hedge Agreements; and (b) the due and punctual performance of all other covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement, the other Loan Documents and the Specified Hedge Agreements; provided, that (i) obligations of the Borrower under any Specified Hedge Agreement shall be secured pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Collateral effected in the manner permitted by this Agreement or the Security Documents shall not require the consent of holders of obligations under Specified Hedge Agreements.
“Original Effective Date” means April 15, 2005.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(e).
“Patriot Act” has the meaning assigned to such term in Section 9.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) ground leases, easements and joint use agreements in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;
(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;
(h) Liens incurred by the licensing of trademarks by the Borrower or any Subsidiary to others in the ordinary course of business;
(i) leases or subleases granted to others, not interfering in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;

(j) easements, licenses, restrictions, exceptions, reservations or other outstanding interests in or against any property and/or rights-of-way of the Borrower or any Subsidiary created or existing by way of, or for the purpose of, public highways, private roads, railroads, railroad sidetracks, pipelines, coal-hauling facilities, ash disposal facilities and fuel-handling activities used in connection with the operation of a generating unit, gas transportation lines, transmission lines, distribution lines, telegraph or telephone lines, mains, ditches, canals and other like purposes; water rights of any Governmental Authorities or other Person; and building and use restrictions, and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;
(k) any obligations or duties affecting the property of the Borrower or any Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit from such Governmental Authority;
(l) defects in title to overflow and flood lands and rights, and in title to rights-of-way for roads, transmission lines, distribution lines, mains, ditches, canals, telegraph or telephone lines, railroads, railroad sidetracks or for other purposes of the Borrower or any Subsidiary over public or private property, none of which materially impair the use of the property affected thereby;
(m) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of the Borrower or any Subsidiary or otherwise to control or regulate any property of the Borrower or any Subsidiary and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;
(n) rights granted or created or burdens assumed by the Borrower or any Subsidiary under agreements for the joint use of poles and equipment, and similar agreements; and burdens created under any law or governmental regulation or permit requiring the Borrower or any Subsidiary to maintain certain facilities or perform certain acts as a condition of the Borrower’s or any Subsidiary’s occupancy of or interference with any public lands or any river or stream or navigable waters or bridge or highway and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole; and
(o) any right of use, ingress, egress, partition, easement, license or reservation, contractual or otherwise, of any common owner in any property, plant, system or facility owned by the Borrower or any Subsidiary with another party; and any lien securing indebtedness of any such common owner, neither payable by, nor assumed nor guaranteed by, the Borrower or any Subsidiary, existing as to any undivided interest of such other common owner in such common owned property and which in each case, do not interfere in any material respect with the business of the Borrower and the Subsidiaries taken as a whole;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as set forth in clause (o) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Subsidiaries” means, collectively, (a) each Subsidiary the Capital Stock of which is pledged to the Administrative Agent pursuant to the Borrower Pledge Agreement (including, without limitation, UES, Millennium and UED), (b) each subsidiary of any Subsidiary described in the foregoing clause (a), and (c) all other Persons Controlled by any Subsidiary described in the foregoing clause (a) and/or one or more subsidiaries of such Subsidiary.
“Qualified Counterparty” means, with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender (or, in the case of any Specified Hedge Agreement entered into prior to the date hereof, an Existing Lender that is a Lender hereunder or any affiliate of such Existing Lender).
“Rating Agencies” means either of Moody’s or S&P.
“Reference Rate” means the variable rate of interest per annum established by Union Bank from time to time as its “reference rate”. Such “reference rate” is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Regulation D” means Regulation D of the Board.
“Regulation U” means Regulation U of the Board.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repayment Date” means the last Business Day of each March, June, September and December, commencing on the first such date to occur following the Effective Date.
“Required Lenders” means, at any time, Lenders having Aggregate Exposures and unused Commitments representing a majority of the sum of the total Aggregate Exposure and unused Commitments at such time; provided, that the Aggregate Exposure and unused Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“San Carlos” means San Carlos Resources Inc., an Arizona corporation.
“SEC” means the Securities and Exchange Commission.
“Security Documents” means the Borrower Pledge Agreement and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise) and consents, if any, and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing documents, in each case to secure any of the Obligations.

“Significant Subsidiary” means (a) TEP, (b) San Carlos, (c) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary and (d) any other Subsidiary of the Borrower whose direct or indirect proportionate share of consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) was greater than or equal to 15% of the consolidated total assets as of such date of the Borrower and the Subsidiaries, taken as a whole. For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements.
“Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Southwest Energy” means Southwest Energy Solutions, Inc.
“Specified Hedge Agreement” means any Hedging Agreement entered into by the Borrower and any Qualified Counterparty (including, without limitation, any such Hedging Agreements existing on the date hereof).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest or penalties or additions to tax imposed with respect thereto).
“TEP” means Tucson Electric Power Company, an Arizona corporation.
“TEP Bond Delivery Agreement” means that certain Bond Delivery Agreement, dated as of November 9, 2010, between TEP and Union Bank, as Administrative Agent under the TEP Credit Agreement.
“TEP Collateral Mortgage Bonds” means the First Mortgage Bonds, Collateral Series I, substantially in the form attached to the TEP Eleventh Supplemental Indenture.
“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 9, 2010, by and among TEP, the lenders party thereto, the issuing banks party thereto, Union Bank, as administrative agent, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as co-syndication agents, and Bank of America, N.A. and U.S. Bank National Association, as co-documentation agents, and any refinancing or renewal thereof so long as such refinancing or renewal complies with the provisions of Section 6.08.
“TEP Eleventh Supplemental Indenture” means Supplemental Indenture No. 11 under the TEP Indenture, by and between TEP and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as trustee.
“TEP Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, of TEP to The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as trustee, as amended, supplemented or otherwise modified from time to time.
“TEP Loan Documents” means the TEP Credit Agreement, the TEP Bond Delivery Agreement, the TEP Eleventh Supplemental Indenture, the TEP Collateral Mortgage Bonds, the TEP Revenue Bond Pledge Agreements and the other TEP Security Documents.

“TEP Revenue Bond Pledge Agreements” means, collectively, all pledge agreements executed in connection with the TEP Credit Agreement.
“TEP Mortgage Bonds” means TEP’s Mortgage Bonds issued under the TEP Indenture.
“TEP Security Documents” means the TEP Indenture, the TEP Eleventh Supplemental Indenture, the TEP Collateral Mortgage Bonds, the TEP Bond Delivery Agreement, the TEP Revenue Bond Pledge Agreements, and each other security agreement or other instrument or document executed and delivered pursuant to the TEP Loan Documents (including, without limitation, (i) any supplemental indenture to the TEP Indenture providing for the issuance of TEP Mortgage Bonds to secure the obligations of TEP under any refinancing or renewal of, or any increase in the aggregate amount of commitments under, the TEP Credit Agreement and (ii) any TEP Mortgage Bonds issued pursuant to any such supplemental indenture).
“TEP Subsidiary” means any subsidiary of TEP.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit.
“Treasury Indebtedness” means with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its subsidiaries that is owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UED” means UniSource Energy Development Company, an Arizona corporation.
“UES” means UniSource Energy Services, Inc., an Arizona corporation.
“UES Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among UNS Gas and UNS Electric, as borrowers, UES, as guarantor, the banks named therein and the other lenders from time to time party thereto, and Union Bank, as administrative agent.

“UES Loan Documents” means the UES Credit Agreement, the UES Note Agreements and all instruments, documents and agreements entered into by UES, UNS Gas and UNS Electric in connection therewith.
“UES Note Agreements” means, collectively, (a) the Note Purchase and Guaranty Agreement, dated as of August 5, 2008, among UNS Electric, UES and the Purchasers named therein, and (b) the Note Purchase and Guaranty Agreement, dated as of August 11, 2003, among UNS Gas, UES and the Purchasers named therein, in each case as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“UES Subsidiary” means any subsidiary of UES.
“Union Bank” means Union Bank, N.A., a national banking association.
“UniSource Tax Sharing Agreement” means the Tucson Electric Power Company and Subsidiaries Income Tax Allocation Policy & Procedures, Effective Date: January 1, 1997, as the same may be amended, supplemented, replaced or otherwise modified from time to time. The Borrower acknowledges and agrees that references in the UniSource Tax Sharing Agreement (as in effect on the Effective Date) to “TEP” and the “TEP Group” have been, and will continue to be, deemed to comprise the Borrower and the Borrower and its Subsidiaries, respectively.
“UNS Electric” means UNS Electric, Inc., an Arizona corporation.
“UNS Gas” means UNS Gas, Inc., an Arizona corporation.
“Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy or natural gas for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized TEP, any TEP Subsidiary, UES or any UES Subsidiary to enter.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, and (b) be certified to by an Authorized Officer as having been prepared in good faith based upon assumptions believed to be reasonable.
ARTICLE II
The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Aggregate Exposure exceeding such Lender’s Commitment or (b) the total Aggregate Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.
(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f)(i). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.
SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Letters of Credit.
(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date through and including the date that occurs ten (10) Business Days prior to the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit or the obligation of the Issuing Bank to issue Letters of Credit hereunder, the terms and conditions of this Agreement shall control; provided, however, that any such agreement between the Borrower and any Issuing Bank may set forth the maximum aggregate stated amount of all Letters of Credit at any one time outstanding that such Issuing Bank will issue hereunder, and the obligation of such Issuing Bank to issue Letters of Credit hereunder shall be subject to such maximum amount.
(b) Issuance and Amendment. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a

Letter of Credit. Upon the issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders. Notwithstanding any provision to the contrary contained in this Agreement, an Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit if at such time a Defaulting Lender exists, unless (i) such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuing Bank’s risk with respect to such Defaulting Lender’s Applicable Percentage of its participation interest in such Letter of Credit or (ii) such Issuing Bank is satisfied that such risk has been reallocated in its entirety to the non-Defaulting Lenders pursuant to Section 2.20(a)(iv).
(c) Limitation of Amount. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the total Aggregate Exposure shall not exceed the Aggregate Commitments and (ii) the aggregate LC Outstandings of all Letters of Credit then outstanding (after giving effect to all issuances, amendments and extensions of Letters of Credit on such date) shall not exceed $15,000,000.
(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier to occur of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Final Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
(e) Participations of Lenders. On the Effective Date, without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank issuing one or more Letters of Credit (whether on the Effective Date or at any time thereafter) pursuant to this Section hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f)(i) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Letters of Credit pursuant to this paragraph (e) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, the parties hereto acknowledge and agree that the funding by a Lender of its participation interest in any LC Disbursement shall not constitute a reimbursement by the Borrower of such LC Disbursement.

(f) Reimbursement. (i) If any Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Los Angeles, California time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Los Angeles, California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Los Angeles, California time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.01 and 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.
(ii) If the Borrower fails to make any payment due under paragraph (i) above with respect to an LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof. Upon receipt of such notice, each Lender shall make available to the Administrative Agent such Lender’s Applicable Percentage of the payment then due from the Borrower, in immediately available funds, by 10:00 a.m., Los Angeles, California time, on the next succeeding Business Day after the date of such notice, in the same manner as provided in Section 2.05 with respect to Loans made by the Lenders, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment pursuant to paragraph (i) above in respect of any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank in connection with an unreimbursed LC Disbursement, then to such Lenders as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation, if any, to reimburse such LC Disbursement.
(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by a Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or such reimbursement obligation of the Borrower has been discharged pursuant to the terms of Section 2.04(f)(i)), at a fluctuating interest rate per annum equal to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin for ABR Loans in effect from time to time; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower and the Administrative Agent; provided, however, that (i) each Issuing Bank shall be (A) a Lender or (B) another commercial bank or other financial institution satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor Issuing Bank or the identity of the Issuing Bank to be replaced. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b) and shall return to such Issuing Bank each Letter of Credit issued by such Issuing Bank. From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it on such effective date or thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
SECTION 2.05. Funding of Borrowings.
(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Los Angeles, California time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may in its sole discretion assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.
(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.07. Termination and Reduction of Commitments.
(a) Unless previously terminated, the Commitments shall terminate on the Final Maturity Date. If any Letter of Credit remains outstanding on the Final Maturity Date, the Borrower will deposit with the Administrative Agent an amount in Cash Collateral equal to 105% of the aggregate undrawn amount of such Letter of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder.
(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, and (ii) the Borrower shall not terminate or reduce any Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Aggregate Exposure would exceed the Aggregate Commitments.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d) In the event that (i) all or a majority of the voting Capital Stock of UNS Gas or UNS Electric is sold, transferred or otherwise conveyed to any Person (other than a wholly-owned Subsidiary of UES), or (ii) all or substantially all of the assets of UNS Gas or UNS Electric are sold, transferred, leased or otherwise conveyed to any Person (other than a wholly-owned Subsidiary of UES), in each case in any one transaction or series of transactions, and at any time thereafter UES pays or makes a Restricted Payment to the Borrower, the Commitments shall be reduced by an amount equal to 50% of the amount of each such Restricted Payment (or, if such Restricted Payment is not made in cash, 50% of the Fair Value of such Restricted Payment); provided, however, that the aggregate reduction in the Commitments pursuant to this paragraph (d) shall not exceed 50% of the aggregate net after-tax proceeds from any such transaction or transactions. The Borrower acknowledges and agrees that this paragraph (d) shall not constitute (A) a waiver of any Default or Event of Default that may occur if and to the extent that any such transaction is not permitted by the terms of this Agreement or any other Loan Document or (B) a consent by the Lenders to any such prohibited transaction.
(e) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.08. Repayment of Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, together with all accrued and unpaid interest on the Loans and all other Obligations, on the Final Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Issuing Bank resulting from each LC Disbursement made by such Issuing Bank, including the amounts of principal and interest payable and paid to such Issuing Bank from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and LC Disbursements in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09. Prepayment of Loans.
(a) Subject to prior notice in accordance with paragraph (e) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject, in the case of any prepayment of a Eurodollar Borrowing, to Section 2.14).
(b) On the date of any termination of the Commitments, the Borrower shall repay or prepay all outstanding Borrowings. If, as a result of any partial reduction of the Commitments, the total Aggregate Exposure would exceed the Aggregate Commitments after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Borrowings in an amount equal to such excess.
(c) In the event that (i) all or a majority of the voting Capital Stock of UNS Gas or UNS Electric is sold, transferred or otherwise conveyed to any Person (other than a wholly-owned Subsidiary of UES), or (ii) all or substantially all of the assets of UNS Gas or UNS Electric are sold, transferred, leased or otherwise conveyed to any Person (other than a wholly-owned Subsidiary of UES), in each case in any one transaction or series of transactions, and at any time thereafter UES pays or makes a Restricted Payment in cash to the Borrower, the Borrower shall repay or prepay outstanding Borrowings (if any) in a principal amount equal to 50% of each such cash Restricted Payment; provided, however, that the aggregate amount of repayments and prepayments required to be made by the Borrower pursuant to this paragraph (c) shall not exceed 50% of the aggregate net after-tax proceeds from any such transaction or transactions. The Borrower acknowledges and agrees that this paragraph (c) shall not constitute (A) a waiver of any Default or Event of Default that may occur if and to the extent that any such transaction is not permitted by the terms of this Agreement or any other Loan Document or (B) a consent by the Lenders to any such prohibited transaction.
(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any amounts required to be paid pursuant to Section 2.14 in connection with such prepayment.
SECTION 2.10. Fees.
(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing with December 31, 2010, and on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which participation fee shall accrue at a rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans, on the daily aggregate amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the Final Maturity Date, and (ii) to each Issuing Bank, for its own account, a fronting fee payable in the amounts and at the times separately agreed upon by the Borrower and such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees in respect of Letters of Credit shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing with December 31, 2010; provided that all such accrued fees shall also be payable on the date on which the Commitments terminate, and any such fees accruing after the date on which the Commitments terminate shall be payable on demand; provided, further, that upon the occurrence and during the continuance of an Event of Default, the participation fees payable pursuant to clause (i) above shall be increased by 200 basis points per annum. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.11. Interest.
(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, (i) each ABR Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (a) of this Section and (ii) each Eurodollar Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (b) of this Section until the Interest Period applicable thereto shall have expired and thereafter at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for ABR Loans plus 2.0%. In addition, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, and accrued interest on each LC Disbursement shall be payable in arrears on each Interest Payment Date applicable to ABR Loans; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan or LC Disbursement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Reference Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.13. Increased Costs.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
(ii) impose on any Lender, any Issuing Bank, the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan or LC Disbursement on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, or (e) the revocation of any notice of prepayment pursuant to Sections 2.07 and 2.09, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any applicable Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15. Taxes.
(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Any Foreign Lender shall, to the extent it is legally permitted to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by the law of the jurisdiction in which the Borrower is located, or by any treaty to which such jurisdiction is a party, or reasonably requested by the Borrower as will permit such payments to be made without withholding.
(e) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 10:00 a.m., Los Angeles, California time, on the date when due, in immediately available funds, without set-off, counterclaim, recoupment or deduction of any kind. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices located at 445 South Figueroa Street, Los Angeles, California 90071 (or such other office as the Administrative Agent shall from time to time designate to the Borrower), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any fees payable pursuant to Section 2.10 or any payment accruing interest, such fees and such interest shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in the LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e) or (f), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or (iv) any Lender has not consented to a proposed amendment, waiver or modification under this Agreement that requires the consent of all Lenders and which has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.18. Illegality. Notwithstanding any other provision of this Agreement, if any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make, continue or convert into Eurodollar Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make, continue or convert into Eurodollar Loans shall be suspended until the Administrative Agent notifies the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower shall forthwith prepay in full all Eurodollar Loans of such Lender then outstanding, together with accrued and unpaid interest thereon, unless the Borrower, within five (5) Business Days of such notice and demand, converts all Eurodollar Loans of all Lenders then outstanding into ABR Loans in accordance with the terms hereof.

SECTION 2.19. New Lenders. On the Effective Date, each New Lender and Increasing Lender shall purchase by assignment from the Existing Lenders such portion of the Revolving Loans (as defined in the Existing Credit Agreement), if any, owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans owing to each Lender shall equal such Lender’s Applicable Percentage of the aggregate amount of Loans owing to all Lenders. As used herein, the term “Increasing Existing Lender” means each Existing Lender whose Aggregate Commitment (as set forth on Schedule 2.01) exceeds its Aggregate Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.
SECTION 2.20. Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participations in any Letters of Credit; fourth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is a payment of the principal amount of any LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay LC Disbursements owed to the applicable Issuing Banks on a pro rata basis (or, to the extent that the non-Defaulting Lenders have reimbursed such Issuing Banks for such LC Disbursements, to the non-Defaulting Lenders on a pro rata basis) prior to being applied to the payment of any LC Disbursements owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) or any participation fee pursuant to Section 2.10(b), in each case for any period during which it is a Defaulting Lender.
(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender under this Agreement, for purposes of computing the amount of the obligation of each non-Defaulting Lender hereunder to acquire or fund participations in Letters of Credit pursuant to Section 2.04(e) (including, without limitation, for purposes of determining the amount of participation fees payable to such non-Defaulting Lender pursuant to Section 2.10(b)), the “Applicable Percentage” of each non-Defaulting Lender hereunder shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists, and (B) the obligation of each non-Defaulting Lender to acquire or fund participations in Letters of Credit at any time shall not exceed the unused positive difference, if any, of (1) the Commitment of such non-Defaulting Lender minus (B) the Aggregate Exposure of such non-Defaulting Lender at such time.
(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, take such action as the Administrative Agent may determine to be necessary to cause the funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to this subsection (c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this subsection (c), Section 2.20(a)(ii) or Article VII in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(iv)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral, provided that (x) any Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this subsection (c) may, during the continuance of an Event of Default, be otherwise applied in accordance with Article VII), and (y) the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks that:
SECTION 3.01. Organization; Powers. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other applicable organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents.
SECTION 3.04. Financial Condition; No Material Adverse Change.
(a) The audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for the fiscal year ended December 31, 2009 and the most recent financial statements delivered by the Borrower pursuant to Section 5.01(a) or (b) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 5.01(b). Neither the Borrower nor any Subsidiary had, at the date of the most recent balance sheet referred to above, any Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, was material to the Borrower and the Subsidiaries, taken as a whole, and which was not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 3.04, during the period from December 31, 2009 to and including the Effective Date there has been no sale, transfer or other disposition by the Borrower or any Subsidiary of any part of its business or property, and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), which, in either case, is material in relation to the consolidated financial condition of the Borrower and the Subsidiaries taken as a whole at December 31, 2009.
(b) Except to the extent that any specific change is explicitly disclosed in the Disclosure Documents, since December 31, 2009, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.
(a) Other than as explicitly disclosed in the Disclosure Documents, each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, and enjoys peaceful and undisturbed possession of, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation and Environmental Matters.
(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect (except as explicitly disclosed in the Disclosure Documents) or (ii) that involve any of the Loan Documents or the Transactions.
(b) Except as explicitly disclosed in the Disclosure Documents and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c) Except as disclosed in the Disclosure Documents, there has been no change in the status of any matters disclosed in the Disclosure Documents that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07. Compliance with Laws and Agreements. Except as explicitly disclosed in the Disclosure Documents, each of the Borrower and the Subsidiaries is in compliance with all Requirements of Law, including the Fair Labor Standards Act, the Americans with Disabilities Act, the Foreign Corrupt Practices Act and Anti-Terrorism Laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
SECTION 3.09. Investment Company Status.
(a) Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(b) The Borrower and the Subsidiaries are not subject to regulation under any Requirement of Law (other than Regulation X of the Board and Requirements of Law pertaining to utility regulation) which limits its ability to incur Indebtedness.
SECTION 3.10. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.12. Security Documents. On the Effective Date, the provisions of the Security Documents are effective to create, in favor of the Administrative Agent for the benefit of the secured parties thereunder, legal, valid and enforceable Liens on or in all of the Collateral subject thereto, and all necessary deliveries of property to the Administrative Agent and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices so that the Liens created by such

Security Documents constitute perfected Liens on or in all rights, titles, estates and interests of the Borrower and any applicable Subsidiaries in the Collateral covered thereby, prior and superior to all other Liens, and all necessary and appropriate consents to the creation and perfection of such Liens have been obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office which has not been terminated or released, except as may have been filed in favor of the Administrative Agent.
SECTION 3.13. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.
SECTION 3.14. Solvency. The Borrower is Solvent.
SECTION 3.15. Labor Matters. There are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
SECTION 3.16. Anti-Terrorism Laws.
(a) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is any of the following:
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii) a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v) a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Borrower, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d) No broker or other agent (other than the Arrangers in connection with the syndication of the credit facilities established by this Agreement) is acting for the benefit of the Borrower or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Loan Documents.
SECTION 3.17. Ownership of Subsidiaries. The Borrower is the legal and beneficial owner of all of the outstanding Capital Stock of TEP, UES, Millennium and UED. None of such Capital Stock owned by the Borrower is subject to any Lien, except for Liens on the Capital Stock of UES, Millennium and UED in favor of the Administrative Agent.

ARTICLE IV
Conditions Precedent
SECTION 4.01. Effective Date. This Agreement, and the obligations of the Lenders to make Loans and acquire participations in Letters of Credit, and the obligations of the Issuing Banks to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received a counterpart of the Borrower Pledge Agreement signed on behalf of the Borrower, together with (i) all documents, instruments and filings creating or perfecting the Lien of the Borrower Pledge Agreement; (ii) certificates representing the interest of the Borrower in each of its direct domestic Subsidiaries required to be pledged pursuant to the Borrower Pledge Agreement, accompanied by instruments of transfer and stock powers endorsed in blank; and (iii) all other documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Borrower Pledge Agreement.
(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Morgan, Lewis & Bockius LLP, New York counsel for the Borrower, substantially in the form of Exhibit C, and (ii) Raymond S. Heyman, Esq., General Counsel for the Borrower, substantially in the form of Exhibit D. The Borrower hereby requests such counsel to deliver such opinions.
(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer, confirming the same as of the Effective Date.
(f) Except for any specific change explicitly disclosed in the Disclosure Documents, since December 31, 2009, there shall have been no material adverse change in the financial condition, results of operations, business or prospects of the Borrower and the Subsidiaries, taken as a whole.

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer, confirming compliance with the conditions set forth in this Section 4.01.
(h) The TEP Loan Documents shall be in full force and effect, and the Administrative Agent shall have received copies of the TEP Loan Documents, certified by an Authorized Officer as complete and correct.
(i) The Administrative Agent, the Lenders and the Issuing Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
(j) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including all up-front fees and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(k) All requisite Governmental Authorities and third parties, if any, shall have approved or consented to this Agreement and the other Loan Documents and the Transactions to the extent required and material (and the Administrative Agent shall have received certified copies of all such approvals and consents, which shall be in form and substance satisfactory to the Administrative Agent and the Lenders), no stay of any applicable regulatory approval shall have been issued and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on this Agreement and the other Loan Documents or the Transactions.
(l) The Borrower shall have repaid the outstanding principal amount of the Term Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (whether through the Borrowing of Loans hereunder on the Effective Date or otherwise).
(m) All accrued and unpaid interest and fees payable by the Borrower under the Existing Credit Agreement shall have been paid in full.
SECTION 4.02. Each Credit Event. The obligation of an Issuing Bank to issue a Letter of Credit (or to issue any amendment of a Letter of Credit having the effect of extending the stated expiration date thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof), and the obligation of each Lender to make a Loan on the occasion of any Borrowing, shall be subject to the satisfaction of the following conditions:
(a) The Administrative Agent shall have received a Borrowing Request with respect to any such Borrowing.
(b) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents (other than, with respect to any such issuance or Borrowing made after the Effective Date, the representations and warranties set forth in Sections 3.04(b), 3.06(a)(i) and 3.06(c)) shall be true and correct on and as of the date of such issuance or Borrowing, as the case may be, both before and after giving effect thereto and (in the case of any Borrowing) to the application of the proceeds thereof, as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(c) At the time of and immediately after giving effect to such issuance or Borrowing (as the case may be), no Default shall have occurred and be continuing.
Each Borrowing and issuance of a Letter of Credit (or any amendment of a Letter of Credit having the effect of extending the stated expiration thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
Until the Aggregate Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will forward such copies to the Lenders):
(a) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, or 15 days after the date on which its annual report for such fiscal year is required to be filed with the SEC, whichever is later, audited consolidated statements of income and cash flows of the Borrower and the Subsidiaries for such year and the related consolidated balance sheets as of the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion of independent public accountants of recognized national standing selected by the Borrower, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that the consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Subsidiaries as of the end of, and for, such fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted);
(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, or 15 days after the date on which its quarterly report for such fiscal quarterly period is required to be filed with the SEC, whichever is later, consolidated statements of income of the Borrower and the Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, consolidated statements of cash flows of the

Borrower and the Subsidiaries from the beginning of the applicable fiscal year to the end of such period and the related consolidated balance sheets as of the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer, which certificate shall state that the financial statements fairly present in all material respects the consolidated financial condition and results of operations, as the case may be, of the Borrower and the Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an Authorized Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09 and 6.10 (including, without limitation, a listing of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been disregarded for purposes of the determination of Consolidated Total Indebtedness pursuant to the proviso contained in the definition thereof set forth in Section 1.01) and (iii) stating whether any change in GAAP or in the application thereof not disclosed in any prior such certificate has occurred since December 31, 2009 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) promptly upon their becoming available, copies of all registration statements (other than on Form S-8 or any successor form) and regular periodic reports, if any, that the Borrower or any Subsidiary shall have filed pursuant to Section 13(a) or 15 of the Exchange Act with the SEC (or any governmental agency substituted therefor) or with any national securities exchange;
(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(f) promptly upon their becoming available, copies of all current reports on Form 8-K filed by the Borrower or any Subsidiary with the SEC, and all similar reports filed with any national securities exchange;
(g) promptly upon their becoming available, copies of any written notices from the ACC or any other Governmental Authority of non-compliance by TEP or any TEP Subsidiary with any material decision of the ACC or the applicable Governmental Authority, as the case may be, or with any other rules, regulations or orders of the ACC or the applicable Governmental Authority, as the case may be, and any written notices of any extraordinary audit or investigation by the ACC or the applicable Governmental Authority, as the case may be, into the business, affairs or operations of TEP or any TEP Subsidiary;
(h) as soon as practicable and in any event within five (5) Business Days after the Borrower receives written notice of an upgrading or a downgrading of the Index Debt by any Rating Agency, a notice of such upgrading or downgrading; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
So long as the Borrower is subject to the financial reporting requirements of the Exchange Act and the financial statements contained in any quarterly or annual reports filed with the SEC are prepared in accordance with the Exchange Act and the rules and regulations promulgated thereunder, such financial statements may be delivered by the Borrower in satisfaction of its obligations to deliver consolidated financial statements pursuant to clauses (a) or (b), as the case may be, of this Section 5.01.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $30,000,000; and
(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in the Borrower’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) in the location of the Borrower’s chief executive office, its jurisdiction of organization, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in the Borrower’s identity or corporate structure or (d) in the Borrower’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities and assessments (including water assessments by the Arizona State Land Department), that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06. Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the Borrower or any of the Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Borrower, it is no longer advisable to operate such property, or to the extent the Borrower or such Subsidiary intends to sell or otherwise dispose of such property, which disposition is not prohibited by Section 6.04; and (b) maintain, with financially sound and reputable insurance companies, or through its own program of self-insurance, insurance in such amounts (with no greater risk retention) and against such risks and with such self insurance as are customarily maintained by companies of established reputations engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan or of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
SECTION 5.10. Environmental Laws.
(a) The Borrower will, and will cause each of the Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and will, and will cause each of the Subsidiaries to, obtain and comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b) The Borrower will, and will cause each of the Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.11. Further Assurances. The Borrower will, and will cause each of the Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.12. Additional Security. The Borrower will cause all of the Capital Stock of each direct domestic Subsidiary, and 66-2/3% of the Capital Stock of each direct foreign Subsidiary, in each case which is not subject to utility regulation and which is formed or otherwise purchased or acquired by the Borrower after the date hereof to be deposited in pledge with the Administrative Agent pursuant to a Security Document in form and substance reasonably satisfactory to the Administrative Agent and will deliver or cause to be delivered such officer’s certificates and legal opinions in connection therewith as may reasonably be requested by the Administrative Agent.
SECTION 5.13. Maintain Ownership of Subsidiaries. The Borrower will maintain legal and beneficial ownership of all of the outstanding Capital Stock of TEP, UES, Millennium and UED, free and clear of any Lien (except for Liens on the Capital Stock of UES, Millennium and UED in favor of the Administrative Agent); provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 6.03.
ARTICLE VI
Negative Covenants
Until the Aggregate Commitments have expired or terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness.
(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i) Indebtedness created under the Loan Documents;
(ii) Indebtedness of TEP or any TEP Subsidiary that is not prohibited to be incurred pursuant to the TEP Loan Documents;
(iii) Indebtedness of UES or any UES Subsidiary that is not prohibited to be incurred pursuant to the UES Loan Documents;
(iv) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that to the extent such Indebtedness is owed to the Borrower, it is pledged pursuant to the Borrower Pledge Agreement;

(vi) (A) Indebtedness of the Borrower or any Borrower Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (B) any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(vii) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit; and
(viii) other Indebtedness of the Borrower or any Subsidiary which, if created, incurred, assumed or permitted to exist, would not result in the occurrence of a Default or an Event of Default (including, without limitation, a violation of Section 6.10; provided, that for purposes of determining compliance with Section 6.10, such Indebtedness shall be deemed to have been incurred as of the last day of the most recently ended fiscal quarter).
(b) The Borrower will not permit any Subsidiary to issue any preferred stock or other preferred Equity Interests except to a wholly-owned Subsidiary.
SECTION 6.02. Liens.
(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (other than accounts receivable) or rights in respect of any thereof, except (subject to paragraph (b) of this Section):
(i) Liens created under the Loan Documents;
(ii) Permitted Encumbrances;
(iii) any Lien on any property or asset of TEP or any TEP Subsidiary not prohibited by the TEP Loan Documents;
(iv) any Lien on any property or asset of UES or any UES Subsidiary not prohibited by the UES Loan Documents;

(v) any Lien on any property or asset of the Borrower, TEP, any TEP Subsidiary or any Pledged Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower, TEP, any TEP Subsidiary or any Pledged Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(vi) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Borrower Subsidiary; provided that (A) such security interests secure Indebtedness permitted by Section 6.01(a)(vi), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, and (C) such security interests shall not apply to any other property or assets of the Borrower or any Borrower Subsidiary;
(vii) Liens existing on the assets of any Person that becomes a Pledged Subsidiary, or existing on assets acquired, pursuant to an Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(a)(viii); provided that (A) such Liens shall not apply to any other property or assets of the Borrower or any Pledged Subsidiary and (B) such Liens attach at all times only to the same assets that such Liens attached to and secure only the same Indebtedness that such Liens secured, immediately prior to such Acquisition, and extensions, renewals and replacements thereof permitted pursuant to Section 6.01(a)(viii);
(viii) subject to Section 5.12, (A) Liens placed upon the Capital Stock or assets of any Pledged Subsidiary acquired pursuant to an Acquisition to secure Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.01(a)(viii) in connection with such Acquisition and (B) Liens placed upon the assets of such Pledged Subsidiary acquired pursuant to an Acquisition to secure a Guarantee by such Pledged Subsidiary of any such Indebtedness of the Borrower or any Subsidiary to the extent such Guarantee is permitted pursuant to Section 6.01(a)(viii) in connection with such Acquisition;
(ix) Liens comprised by escrow arrangements entered into in connection with assets sales, transfers or other dispositions permitted pursuant to Section 6.04; and
(x) additional Liens so long as the aggregate principal amount of the obligations secured by such Liens does not exceed $100,000,000.
(b) The Borrower will not, and will not permit UES to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Borrower or UES (including Capital Stock in TEP, UNS Gas, UNS Electric or any other Subsidiary), or assign or sell any income or revenues (other than accounts receivable) or rights with respect thereto, except Liens created under the Loan Documents and Permitted Encumbrances.

SECTION 6.03. Fundamental Changes.
(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i) any TEP Subsidiary may (A) merge into TEP in a transaction in which TEP is the surviving corporation, (B) merge into any other TEP Subsidiary or (C) sell, transfer, lease or otherwise dispose of its assets to TEP or any other TEP Subsidiary
(ii) any UES Subsidiary may (A) merge into UES in a transaction in which UES is the surviving corporation, (B) merge into any other UES Subsidiary or (C) sell, transfer, lease or otherwise dispose of its assets to UES or any other UES Subsidiary;
(iii) any Person (other than the Borrower) may merge into TEP, any TEP Subsidiary or any Pledged Subsidiary in a transaction in which the surviving entity is TEP, such TEP Subsidiary or such Pledged Subsidiary, respectively; provided, that in any such merger involving any Subsidiary the Capital Stock of which is pledged to the Administrative Agent pursuant to the Borrower Pledge Agreement, such Subsidiary shall be the surviving entity;
(iv) any Pledged Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Pledged Subsidiary; provided, however, that (A) subject to clause (B) below, any Subsidiary the Capital Stock of which is pledged to the Administrative Agent pursuant to the Borrower Pledge Agreement may sell, transfer, lease or otherwise dispose of all or substantially all of its assets only to the Borrower or to another such Subsidiary, and (B) UED may sell, transfer, lease or otherwise convey the Black Mountain Generating Station to UNS Electric;
(v) any TEP Subsidiary or any Pledged Subsidiary (other than any Subsidiary the Capital Stock of which is pledged to the Administrative Agent pursuant to the Borrower Pledge Agreement) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(vi) any transaction permitted pursuant to Section 6.04 (to the extent not prohibited by any other clause contained in this Section) shall be permitted under this Section 6.03;

(vii) any transaction by TEP or any TEP Subsidiary permitted pursuant to the TEP Loan Documents shall be permitted under this Section 6.03;
(viii) any transaction by UES or any UES Subsidiary permitted pursuant to the UES Loan Documents shall be permitted under this Section 6.03; provided, that in any merger involving UES and any other Person (other than the Borrower), UES shall be the surviving entity;
(ix) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, so long as the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, with the covenants set forth in Section 6.09 and 6.10 as such covenants are recomputed as at the last day of the most recently ended fiscal quarter under each such Section as if such merger had occurred on the first day of the four-fiscal-quarter period ended on such date; and
(x) the Borrower may merge with or into or consolidate with or transfer its assets as an entirety or substantially as an entirety to any Person, so long as (A) immediately prior to and immediately after giving effect to such merger, consolidation or transfer, the Person with or into which the Borrower shall ultimately merge or consolidate or to whom the Borrower shall ultimately transfer its assets as an entirety or substantially as an entirety is in the Utility Business; (B) the Person formed by any such merger, consolidation or transfer of assets or into which the Borrower shall be merged or consolidated or to which such assets are transferred shall be in compliance, on a pro forma basis after giving effect to such merger, consolidation or transfer of assets, with the covenants set forth in Section 6.09 and 6.10 as such covenants are recomputed as at the last day of the most recently ended fiscal quarter under each such Section as if such merger, consolidation or transfer of assets had occurred on the first day of the four-fiscal-quarter period ended on such date; (C) in the case of any merger or consolidation or transfer of assets in which the Borrower is not the surviving corporation, the Person formed by any such consolidation or transfer of assets or into which the Borrower shall be merged or consolidated or to which such assets are transferred shall have executed an agreement in form reasonably satisfactory to the Administrative Agent containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Loan Documents to be performed or complied with by the Borrower; and (D) the Administrative Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this clause (x), of the enforceability and continuation of the Liens created pursuant to the Security Documents and such other matters as the Required Lenders may reasonably require;
provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 6.04. Asset Sales.
(a) The Borrower will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, any of its property, business or assets (including leasehold interests), whether now owned or hereafter acquired, except:
(i) inventory and other property in the ordinary course of business;
(ii) sales of accounts receivable;
(iii) conveyances, sales, leases, transfers and other dispositions of property, business or assets of TEP or any TEP Subsidiary that is not prohibited pursuant to the TEP Loan Documents;
(iv) conveyances, sales, leases, transfers and other dispositions of property, business or assets of UES or any UES Subsidiary that is not prohibited pursuant to the UES Loan Documents;
(v) subject to Section 5.13, Capital Stock or assets of the Millennium Entities and Southwest Energy;
(vi) transactions permitted pursuant to Section 6.03(a); and
(vii) the Borrower and the Subsidiaries may sell, transfer or otherwise dispose of other assets in transactions not permitted under any of clauses (i), (ii), (iii), (iv) and (v) above; provided that the aggregate book value of all assets sold, transferred or otherwise disposed of by the Borrower and the Subsidiaries pursuant to this clause (vii) during the term of this Agreement shall at no time exceed in the aggregate 15% of the consolidated assets of the Borrower as set forth in the most recent balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) hereof;
provided, that the Borrower or any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to the Borrower or any other Subsidiary (other than a Millennium Entity), as the case may be; provided further, that the Borrower cannot transfer any interest in any Person pledged to the Administrative Agent as collateral for the Obligations. Investments by the Borrower and the Subsidiaries in, and contributions by the Borrower and the Subsidiaries to, Subsidiaries shall be deemed not to constitute transfers of assets subject to the limitations of this Section 6.04 to the extent such investments or contributions are made in cash.

(b) The Borrower will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, all or substantially all of its generating assets (including leasehold interests), whether now owned or hereafter acquired, except as required by applicable law; provided, that UED may convey, sell, lease, assign or otherwise transfer the Black Mountain Generating Station to UNS Electric.
SECTION 6.05. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a) the Borrower may declare and pay dividends and make other distributions with respect to its Equity Interests payable solely in additional shares of its common stock;
(b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries and in accordance with the terms of employment agreements or shareholder or partnership agreements of the Borrower or any direct or indirect shareholder of the Borrower;
(c) the Borrower may redeem in whole or in part any Capital Stock of the Borrower (A) for another class of Capital Stock or rights to acquire Capital Stock of the Borrower or (B) with proceeds from substantially concurrent capital contributions or issuances of new classes of Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Capital Stock redeemed thereby; and
(d) the Borrower may pay any cash dividend so long as, both before and after giving effect to such payment, no Default has occurred and is continuing.
SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except, subject to Section 6.04 and the other terms and conditions contained in this Agreement and the other Loan Documents, (a) at prices and on terms and conditions (i) not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) as approved by the ACC or FERC, (b) transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05, (d) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (e) tax sharing arrangements on customary terms for similarly situated companies, (f) customary fees paid to members of the board of directors of the Borrower and the Subsidiaries who are not officers of the Borrower or any Subsidiary and (g) transactions by TEP or any TEP Subsidiary to acquire, either through asset purchases, mergers or purchases of Capital Stock, the business and operations of Southwest Energy.

SECTION 6.07. Restrictive Agreements.
(a) The Borrower will not, and will not permit TEP to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of TEP to pay dividends or other distributions with respect to any shares of its Capital Stock; provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law, (ii) imposed by any Loan Document or TEP Loan Document, (iii) existing on the date hereof identified on Part A of Schedule 6.07 (but shall apply to any amendment or modification materially expanding the scope of any such restriction or condition), (iv) contained in agreements entered into after the Effective Date which contain restrictions no more restrictive than those contained in the TEP Loan Documents and (v) contained in agreements relating to the sale of a Subsidiary pending such sale; provided in the case of this clause (v) such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
(b) In addition to the restrictions in paragraph (a) above, the Borrower will not, and will not permit any of the Limited Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (w) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Documents, TEP Loan Document or UES Loan Document; (x) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Part B of Schedule 6.07 (but shall apply to any amendment or modification materially expanding the scope of, any such restriction or condition); (y) the foregoing shall not apply to restrictions and conditions contained in agreements entered into after the Effective Date which contain restrictions no more restrictive than those contained in the Loan Documents, the TEP Loan Documents or the UES Loan Documents; and (z) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
SECTION 6.08. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or change, or consent or agree to any amendment, modification or change to, any TEP Loan Document, except for amendments, modifications and changes that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.09. Cash Coverage Ratio. The Borrower will not permit the ratio of (a) Borrower Cash Flow to (b) Borrower Debt Service, in each case for the four-fiscal-quarter period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2010, to be less than 1.25 to 1.0.

SECTION 6.10. Leverage Test. The Borrower will not permit the ratio of (a) Consolidated Total Indebtedness at the end of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2010, to (b) Consolidated Total Capitalization at the end of such fiscal quarter, to be greater than 0.725 to 1.0.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, subject in the case of any such reimbursement obligation to a grace period of two (2) days;
(b) (i) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or (ii) the Borrower shall fail to deposit, post, deliver or otherwise furnish Cash Collateral when required to do so pursuant to the terms of this Agreement, and such failure shall continue unremedied for a period of five (5) days;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the Borrower’s existence), 5.09 or 5.13 or in Article VI;
(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Indebtedness from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;
(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any Subsidiary not to be, a valid and perfected Lien on any Collateral subject thereto, with the priority required by the applicable Security Document except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document; or
(n) any material provision of this Agreement or any other Loan Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the Loans and LC Disbursements then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and LC Disbursements so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require the Borrower to (in which case the Borrower shall) deposit immediately with the Administrative Agent Cash Collateral in an amount equal to the aggregate undrawn amount of all outstanding Letters of Credit at such time, to be held by the Administrative Agent (for the benefit of the Issuing Banks and the Lenders) as security for the Borrower’s reimbursement obligations in respect of such Letters of Credit, and/or (iv) subject to the receipt of any required regulatory approvals and any other applicable law, exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein and in the Security Documents or otherwise available to the Administrative Agent or the Lenders, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which any Collateral is located at that time; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitments shall automatically terminate and the principal of the Loans and LC Disbursements then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and the Cash Collateral referred to in clause (iii) above, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VII shall affect (1) the obligation of any Issuing Bank to make any payment under any Letter of Credit issued by such Issuing Bank in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment

ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Required Lenders or the Borrower may at any time, with the consent of the Borrower (provided that such consent shall not be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII shall have occurred and be continuing) or the Required Lenders, as the case may be, replace the Administrative Agent (it being understood that any such replacement Administrative Agent shall be a Person that serves as administrative agent for other credit facilities of a comparable size), provided that the Required Lenders or the Borrower may not replace the Administrative Agent unless, after giving effect to such replacement and each contemporaneous assignment the Required Lenders or the Borrower shall have arranged in connection with such replacement, (i) neither the Administrative Agent nor any of its Affiliates shall have outstanding any Letter of Credit, Loan, LC Disbursement, Commitment or other obligation of any kind under this Agreement or any other Loan Document and (ii) each of the Administrative Agent and its Affiliates shall have received payment in full of all amounts owing to it under or in respect of this Agreement and each other Loan Document.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Notwithstanding anything herein to the contrary, no Arranger and no Lender identified as a Co-Syndication Agent or a Co-Documentation Agent shall have any separate rights, duties, responsibilities, obligations or authority as Arranger, Co-Syndication Agent or Co-Documentation Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be any commercial bank organized under the laws of the United States of America or any State thereof having a combined capital and surplus and undivided profits of not less than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to the Borrower, to it at One South Church Avenue, Tucson, Arizona 85701, Attention of Chief Financial Officer (Telecopy No. (520) 884-3612);
(ii) if to the Administrative Agent, to Union Bank, N.A., 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, Attention of Kevin Zitar (Telecopy No. (213) 236-4096); and

(iii) if to any other Agent, any Issuing Bank or any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments.
(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the definition of “Applicable Margin” or “Commitment Fee Rate”, in each case, without the written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (vi) release all or substantially all the Collateral from the Liens of the Security Documents without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any provision of this Agreement requiring the consent of a Lender unwilling to provide such consent may be amended by an agreement in writing entered into by the Borrower, the Required Lenders, the Issuing Banks and the Administrative Agent if (1) by the terms of such agreement the Commitment of each such opposing Lender shall terminate upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each such opposing Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under the Loan Documents. Notwithstanding any provision to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), provided, however, that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms (A) affects any Defaulting Lender more adversely than other affected Lenders or (B) extends the date fixed for payment of principal or interest owing to such Defaulting Lender hereunder, reduces the principal amount of any obligation owing to such Defaulting Lender hereunder, or reduces the amount of or the rate of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, shall require the consent of such Defaulting Lender, and (z) any waiver, amendment or modification that alters the terms of this proviso shall require the consent of such Defaulting Lender.
SECTION 9.03. Expenses; Indemnity; Damage Waiver.
(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including due diligence expenses and the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses and charges of the Arrangers in connection with any evaluations of Collateral conducted by it; and (iii) all reasonable out-of-

pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal of any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnitee.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or such Issuing Bank in its capacity as such.
(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after delivery to the Borrower of a reasonably detailed statement therefor.
SECTION 9.04. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Any Lender may assign to one or more assignees (other than (w) a Defaulting Lender, (x) any Subsidiary of a Defaulting Lender, (y) the Borrower and (z) any Affiliate or Subsidiary of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each of the Issuing Banks must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iv) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount of not less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (v) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Letters of Credit in accordance with its Applicable Percentage, (vi) each partial assignment by a Lender of its Commitment and Aggregate Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of its Commitment and

Aggregate Exposure, (vii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (viii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (A) if an Event of Default shall have occurred and be continuing or (B) in connection with the initial syndication of the Commitments and Loans. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain in the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than (w) a Defaulting Lender, (x) any Subsidiary of a Defaulting Lender, (y) the Borrower and (z) any Affiliate or Subsidiary of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d) as though it were a Lender.
(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower, the Issuing Banks or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of Section 9.04(b) concerning assignments.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement or the option to pay to the Administrative Agent for the account of the applicable Issuing Bank all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower that such Granting Lender would otherwise be obligated to pay to the Administrative Agent for the account of the applicable Issuing Bank pursuant to this Agreement, as the case may be; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or to pay such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or to pay all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation, the Granting Lender shall be obligated to make such Loan or to pay its Applicable Percentage of any LC Disbursement reimbursement obligation, as the case may be, pursuant to the terms hereof. The making of a Loan by an SPC or the payment by such SPC of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender or such LC Disbursement reimbursement obligation were paid by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC in connection with its activities as an SPC hereunder any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower, the Issuing Banks and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or LC Disbursement reimbursement obligations to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans or payment of LC Disbursement reimbursement obligations and (ii) disclose on a confidential basis consistent with the provisions of Section 9.12 any non-public information relating to its Loans or LC Disbursement reimbursement obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. The provisions of this Section relating any SPC may not be amended without the written consent of such SPC.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as any Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents, the Arrangers and the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank (as the case may be), irrespective of whether or not such Lender or such Issuing Bank (as the case may be) shall have made any demand under this Agreement and although such obligations may be unmatured. provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the

Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank and their respective Affiliates may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or such LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or such LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or such LC Disbursement hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or such LC Disbursement but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNISOURCE ENERGY CORPORATION
By:	/s/ Kentton C. Grant
Name:	Kentton C. Grant
Title:	Vice President, Finance & Rates

UNION BANK, N.A., as Administrative Agent, as an Issuing Bank and as a Lender
By:	/s/ Jeffrey P. Fesenmaier
Name:	Jeffrey P. Fesenmaier
Title:	Vice President

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as an Issuing Bank, as a Co-Syndication Agent and as a Lender
By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Credit Executive

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank, as a Co-Syndication Agent and as a Lender
By:	/s/ Yann Blindert
Name:	Yann Blindert
Title:	Vice President

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

SUNTRUST BANK, as a Co-Syndication Agent and as a Lender
By:	/s/ C. David Yates
Name:	C. David Yates
Title:	Managing Director

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

BANK OF AMERICA, N.A., as a Co-Documentation Agent and as a Lender
By:	/s/ Justin Martin
Name:	Justin Martin
Title:	Vice President

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender
By:	/s/ Holland H. Williams
Name:	Holland H. Williams
Title:	AVP & Portfolio Mgr.

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender
By:	/s/ Mark W. Rogers
Name:	Mark W. Rogers
Title:	Vice President

Signature Page to Second Amended and Restated UniSource Energy Corporation Credit Agreement

SCHEDULE 1.01
PRICING SCHEDULE
The “Applicable Margin” and the “Commitment Fee Rate” for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
	≥A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1	≤BB/Ba2
Applicable Margin — Eurodollar Loans	1.625%	1.875%	2.125%	2.50%	3.00%	3.50%
Applicable Margin — ABR Loans	0.625%	0.875%	1.125%	1.50%	2.00%	2.50%
Commitment Fee Rate	0.175%	0.225%	0.350%	0.450%	0.600%	0.750%
For purposes of this Pricing Schedule, the following terms have the following meanings:
“Level 1 Status” exists at any date if, at such date, the Index Debt is rated A- or higher by S&P and A3 or higher by Moody’s.
“Level 2 Status” exists at any date if, at such date (i) the Index Debt is rated BBB+ or higher by S&P and Baa1 or higher by Moody’s and (ii) Level 1 Status does not exist.
“Level 3 Status” exists at any date if, at such date (i) the Index Debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s and (ii) neither Level 1 Status nor Level 2 Status exists.
“Level 4 Status” exists at any date if, at such date (i) the Index Debt is rated BBB- or higher by S&P and Baa3 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status or Level 3 Status exists.

“Level 5 Status” exists at any date if, at such date (i) the Index Debt is rated BB+ or higher by S&P and Ba1 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status, Level 3 Status or Level 4 Status exists.
“Level 6 Status” exists at any date if, at such date, no other Status exists.
“Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date.
Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the lower rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the lower rating, and for a split rating of BB/Baa1, Baa3 is the midpoint and will be deemed to be the lower rating) or (b) if there is no exact midpoint, the lower rating is equal to the lower of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB- is the lower of the two middle intermediate ratings and will be deemed to be the lower rating, and for a split rating of BB/Baa2, Ba1 is the lower of the two middle intermediate ratings and will be deemed to be the lower rating).
If at any time the Index Debt is unrated by both Moody’s and S&P, Level 6 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Index Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.
The Applicable Margin and Commitment Fee Rate shall be increased or decreased in accordance with the foregoing Pricing Schedule upon any change in the applicable ratings of the Index Debt. The ratings of the Index Debt in effect at any date is that in effect at the close of business on such date.

SCHEDULE 2.01
Commitments

Lender	Commitment

Union Bank, N.A.	$20,000,000.00

JPMorgan Chase Bank, N.A.	$20,000,000.00

SunTrust Bank	$20,000,000.00

Wells Fargo Bank, National Association	$20,000,000.00

Bank of America, N.A.	$13,500,000.00

U.S. Bank National Association	$13,500,000.00

Credit Suisse AG, Cayman Islands Branch	$11,500,000.00

The Bank of New York Mellon	$6,500,000.00

Aggregate Commitments	$125,000,000.00

Schedule 3.04
Acquisitions
See Disclosure Documents

Schedule 6.01
Existing Indebtedness
BORROWED MONEY
I.	UES
A)
Note Purchase and Guaranty Agreement dated August 11, 2003 among UNS Gas, Inc., UniSource Energy Services, Inc., and certain institutional investors. Total indebtedness is $100 million (two series of $50 million each), full amount outstanding.

B)
Note Purchase and Guaranty Agreement dated August 5, 2008 among UNS Electric, Inc., UniSource Energy Services, Inc., and certain institutional investors. Total indebtedness is $100 million, full amount outstanding.

C)
Second Amended and Restated Credit Agreement, dated as of, November 9, 2010, among UNS Electric, Inc. and UNS Gas, Inc., each as Borrower, UniSource Energy Services, Inc., as Guarantor, the Banks and other Lenders party thereto, and Union Bank, N.A., as Administrative Agent. $100 million Revolving Credit Facility. $0 million borrowings outstanding at 11/09/10 and $18 million in outstanding Letters of Credit for UNS Electric, Inc. at 11/09/10.

II.	MEH

NONE

III.	TEP
A)	Tax- Exempt Bonds (Fixed Rate)
1)	2008 Pima A; $90.75 million outstanding
a)
Loan Agreement, dated as of March 1, 2008, between The Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 2008 Series A (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of March 1, 2008, between the Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association authorizing Industrial Development Revenue Bonds, 2008 Series A (Tucson Electric Power Company Project).

2)	2008 Pima B; $130 million outstanding
a)
Loan Agreement, dated as of June 1, 2008, between The Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 2008 Series B (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of June 1, 2008, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association authorizing Industrial Development Revenue Bonds, 2008 Series B (Tucson Electric Power Company Project).

3)	2009 Pima A (San Juan Project); $80.41 million outstanding
a)
Loan Agreement, dated as of October 1, 2009, between The Industrial Development Authority of the County of Pima and TEP relating to Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company San Juan Project).

b)
Indenture of Trust, dated as of October 1, 2009, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association authorizing Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company San Juan Project).

4)	2009 Coconino A; $14.70 million outstanding
a)
Loan Agreement, dated as of October 1, 2009, between Coconino County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company Navajo Project).

b)
Indenture of Trust, dated as of October 1, 2009, between Coconino County, Arizona Pollution Control Corporation and U.S. Bank Trust National Association authorizing Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company Navajo Project).

5)	1997 Pima A; $22.46 million outstanding
a)
Loan Agreement, dated as of September 15, 1997, between The Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of September 15, 1997, between The Industrial Development Authority of the County of Pima and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1997 Series A (Tucson Electric Power Company Project).

6)	1998 Apache A; $83.70 million outstanding
a)
Loan Agreement, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series A (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1998 Series A (Tucson Electric Power Company Project).

7)	1998 Apache B; $99.80 million outstanding
a)
Loan Agreement, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric Power Company Project).

8)	1998 Apache C; $16.50 million outstanding
a)
Loan Agreement, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and TEP relating to Industrial Development Revenue Bonds, 1998 Series C (Tucson Electric Power Company Project).

b)
Indenture of Trust, dated as of March 1, 1998, between The Industrial Development Authority of the County of Apache and First Trust of New York, National Association, authorizing Industrial Development Revenue Bonds, 1998 Series C (Tucson Electric Power Company Project).

9)	1997 Coconino A; $36.70 million outstanding
a)
Loan Agreement, dated as of April 1, 1997, between Coconino County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project).

b)
Indenture of Trust, dated as of April 1, 1997, between Coconino County, Arizona Pollution Control Corporation and First Trust of New York, National Association, authorizing Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project).

10)	2010 Pima A: $100 million outstanding
a)
Loan Agreement, dated as of October 1, 2010, between The Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project)

b)
Indenture of Trust, dated as of October 1, 2010, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project)

B)	Tax-Exempt Bonds (Variable Rate)
1)	1982 Pima Irvington; $38.70 million outstanding

a)
Loan Agreement, dated as of October 1, 1982, between the Pima County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project).

b)
Indenture of Trust, dated as of October 1, 1982, between the Pima County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project).

c)
First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project).

d)
First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Irvington Project).

2)	1982 Pima TEP Projects; $39.90 million outstanding
a)
Loan Agreement, dated as of December 1, 1982, between the Pima County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects).

b)
Indenture of Trust, dated as of December 1, 1982, between the Pima County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects).

c)
First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects).

d)
First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A (Tucson Electric Power Company Projects).

3)	1983 Apache A; $100 million outstanding
a)
Loan Agreement, dated as of December 1, 1983, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

b)
Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

c)
First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

d)
First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

e)
Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

f)
Second Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project).

4)	1983 Apache B; $80 million outstanding
a)
Loan Agreement, dated as of December 1, 1983, between the Apache County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

b)
Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

c)
First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

d)
First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

e)
Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

f)
Second Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson Electric Power Company Springerville Project).

5)	1983 Apache C; $50 million outstanding
a)
Loan Agreement, dated as of December 1, 1983, between the Apache County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

b)
Indenture of Trust, dated as of December 1, 1983, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

c)
First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

d)
First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

e)
Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

f)
Second Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project).

6)	1985 Apache A; $20 million outstanding

a)
Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project).

b)
Indenture of Trust, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty authorizing Variable Rate Demand Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project).

c)
First Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project).

d)
First Supplemental Indenture of Trust, dated as of March 31, 1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson Electric Power Company Springerville Project).

C)
Second Amended and Restated Credit Agreement, dated as of November 9, 2010, including a $200 million Revolving Credit Facility ($0 million borrowings outstanding at 11/09/10 and $0.5 million in Letters of Credit outstanding at 11/09/10), and a $341 million Letter of Credit Facility (full amount outstanding).

1)	Indenture of Mortgage and Deed of Trust dated as of December 1, 1992, to Bank of Montreal Trust Company, Trustee.

2)	Supplemental Indenture No. 11 creating a series of bonds designated Mortgage Bonds, Collateral Series I, dated as of November 1, 2010.

3)	Second Amended and Restated Credit Agreement dated as of November 9, 2010, among TEP, Union Bank, N.A., as Administrative Agent., the Lenders party thereto, and the Issuing Banks Party thereto.
IV.	UNISOURCE ENERGY CORPORATION
A)	4.50% Convertible Senior Notes due 2035; $150 million outstanding.
1)	Indenture dated as of March 1, 2005, to The Bank of New York, as Trustee.
B)
Second Amended and Restated Credit Agreement dated as of November 9, 2010, among UniSource Energy Corporation, Union Bank, N.A., as Administrative Agent, and the Lenders party thereto. $125 million Revolving Credit Facility. $37 million outstanding at 11/09/10.

V.	UNISOURCE ENERGY DEVELOPMENT COMPANY
A.)	Credit Agreement dated as of March 26, 2009, as amended on March 24, 2010, among UniSource Energy Development Company, Union Bank, N.A. as Agent, and the Lenders party thereto.
1)	$35 million Term Loan; $29.665 million outstanding at 11/09/10.
CAPITALIZED LEASE OBLIGATIONS
I.	TEP
A)	Valencia Coal Handling Facilities; the total capitalized lease obligation at September 30, 2010 was $77 million, including $1.5 million of secured notes outstanding:
1)	Lease Agreements, dated as of December 1, 1984, between Valencia and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee, as amended and supplemented.

2)	Guaranty and Agreements, dated as of December 1, 1984, between TEP and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee.

3)
General Indemnity Agreements, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors; General Foods Credit Corporation and J. C. Penney Company, Inc. as Owner Participants; United States Trust Company of New York, as Owner Trustee; Teachers Insurance and Annuity Association of America as Loan Participant; and Marine Midland Bank, N.A., as Indenture Trustee.

4)
Tax Indemnity Agreements, dated as of December 1, 1984, between General Foods Credit Corporation and J. C. Penney Company, Inc., each as Beneficiary under a separate Trust Agreement dated December 1, 1984, with United States Trust of New York as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee, Lessor, and Valencia, Lessee, and TEP, Indemnitors.

5)
Amendment No. 1, dated December 31, 1984, to the Lease Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee.

6)
Amendment No. 2, dated April 1, 1985, to the Lease Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee.

7)
Amendment No. 3, dated August 1, 1985, to the Lease Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas Zakrzewski as Co-Trustee.

8)
Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with General Foods Credit Corporation as Owner Participant.

9)
Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with J. C. Penney Company, Inc. as Owner Participant.

10)
Lease Amendment No. 5 and Supplement No. 2, to the Lease Agreement, dated July 1, 1986, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney as Owner Participant.

11)
Lease Amendment No. 5, to the Lease Agreement, dated June 1, 1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and General Foods Credit Corporation as Owner Participant.

12)
Lease Amendment No. 6, to the Lease Agreement, dated June 1, 1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J. C. Penney Company, Inc. as Owner Participant.

13)
Lease Supplements No. 1, dated December 31, 1984, to Lease Agreements, dated December 1, 1984, between Valencia, as Lessee and United States Trust Company of New York and Thomas B. Zakrzewski, as Owner Trustee and Co-Trustee, respectively.

14)
Amendment No. 1, dated June 1, 1986, to the General Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

15)
Amendment No. 1, dated June 1, 1986, to the General Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

16)
Amendment No. 2, dated as of July 1, 1986, to the General Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

17)
Amendment No. 2, dated as of June 1, 1987, to the General Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

18)
Amendment No. 3, dated as of June 1, 1987, to the General Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

19)	Supplemental Tax Indemnity Agreement, dated July 1, 1986, between J. C. Penney Company, Inc., as Owner Participant, and Valencia and TEP, as Indemnitors.

20)
Supplemental General Indemnity Agreement, dated as of July 1, 1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

21)
Amendment No. 1, dated as of June 1, 1987, to the Supplemental General Indemnity Agreement, dated as of July 1, 1986, among Valencia and TEP, as Indemnitors, J. C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee.

22)
Valencia Agreement, dated as of June 30, 1992, among TEP, as Guarantor, Valencia, as Lessee, Teachers Insurance and Annuity Association of America, as Loan Participant, Marine Midland Bank, N.A., as Indenture Trustee, United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee, and the Owner Participants named therein relating to the Restructuring of Valencia’s lease of the coal-handling facilities at the Springerville Generating Station.

23)
Amendment, dated as of December 15, 1992, to the Lease Agreements, dated December 1, 1984, between Valencia, as Lessee, and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee.

B)	Springerville Common Facilities; the total capitalized lease obligation at September 30, 2010 was $108 million, including $63.7 million of secured notes outstanding:
1)
Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos Resources Inc. (San Carlos) jointly and severally, as Lessee, and Wilmington Trust Company, as Trustee, as amended and supplemented.

2)
Tax Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Finance Co., each as beneficiary under a separate trust agreement, dated as of December 1, 1985, with Wilmington Trust Company, as Owner Trustee, and William J. Wade, as Co-Trustee, and TEP and San Carlos, as Lessee.

3)
Participation Agreement, dated as of December 1, 1985, among TEP and San Carlos as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation, and Emerson Finance Co. as Owner Participants, Wilmington Trust Company as Owner Trustee, The Sumitomo Bank, Limited, New York Branch, as Loan Participant, and Bankers Trust Company, as Indenture Trustee.

4)
Restructuring Commitment Agreement, dated as of June 30, 1992, among TEP and San Carlos, jointly and severally, as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding, William J. Wade, as Owner Trustee and Co-Trustee, respectively, The Sumitomo Bank, Limited, New York Branch, as Loan Participant and United States Trust Company of New York, as Indenture Trustee.

5)
Lease Supplement No. 1, dated December 31, 1985, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee and Wilmington Trust Company and William J. Wade Trustee and Co-Trustee, respectively .

6)
Amendment No. 1, dated as of December 15, 1992, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor.

7)
Amendment No. 1, dated as of December 15, 1992, to Tax Indemnity Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding Corp., as Owner Participants and TEP and San Carlos, jointly and severally, as Lessee.

8)
Amendment No. 2, dated as of December 1, 1999, to Lease Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Philip Morris Capital Corporation as Owner Participant.

9)
Amendment No. 2, dated as of December 1, 1999, to Lease Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with IBM Credit Financing Corporation as Owner Participant.

10)
Amendment No. 2, dated as of December 1, 1999, to Lease Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Emerson Finance Co. as Owner Participant.

11)
Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Philip Morris Capital Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

12)
Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and IBM Credit Financing Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

13)
Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Emerson Finance Co. as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

14)
Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Philip Morris Capital Corporation as Owner Participant.

15)
Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with IBM Credit, LLC as Owner Participant.

16)
Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Emerson Finance Co. as Owner Participant.

17)
Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Philip Morris Capital Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

18)
Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and IBM Credit, LLC as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

19)
Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Emerson Finance Co. as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

20)
Amendment No. 4 dated as of June 1, 2006, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Philip Morris Capital Corporation as Owner Participant.

21)
Amendment No. 4 dated as of June 1, 2006, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Selco Service Corporation (as successor to IBM Credit LLC) as Owner Participant.

22)
Amendment No. 4 dated as of June 1, 2006, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Emerson Finance Co. as Owner Participant.

23)
Amendment No. 4 dated as of June 1, 2006, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Philip Morris Capital Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

24)
Amendment No. 4 dated as of June 1, 2006, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Selco Service Corporation (as successor to IBM Credit LLC) as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

25)
Amendment No. 4 dated as of June 1, 2006, to Tax Indemnity Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Emerson Finance Co. as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

C)	Springerville Unit #1; the total capitalized lease obligation at September 30, 2010 was $302 million, including $126 million of secured notes outstanding:
1)
Participation Agreement, dated as of June 30, 1992, among TEP, as Lessee, various parties thereto, as Owner Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and LaSalle National Bank, as Indenture Trustee relating to TEP’s lease of Springerville Unit 1.

2)	Lease Agreement, dated as of December 15, 1992, between TEP, as Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor.

3)	Tax Indemnity Agreements, dated as of December 15, 1992, between the various Owner Participants parties thereto and TEP, as Lessee.

4)	Restructuring Agreement, dated as of December 1, 1992, between TEP and Century Power Corporation.

5)
Voting Agreement, dated as of December 15, 1992, between TEP and Chrysler Capital Corporation (documents relating to CILCORP Lease Management, Inc., MWR Capital Inc., US West Financial Services, Inc. and Philip Morris Capital Corporation are not filed but are substantially similar).

6)
Amendment No. 1, dated as of June 1, 2006, to Amended and Restated Lease Agreement, dated as of December 15, 1986, as amended and restated as of December 15, 1992, between TEP, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively as Lessor.

II.	UES
A.
UNS Electric Equipment Capital Lease #1; the total capitalized lease obligation at September 30, 2010 was $0.03 million. Lease Agreement, dated March 13, 2003, between UNS Electric, as Lessee and Altec Capital Services, L.L.C. as Lessor.

B.
UNS Electric Equipment Capital Lease #2; the total capitalized lease obligation at September 30, 2010 was $0.03 million. Lease Agreement, dated May 27, 2003, between UNS Electric, as Lessee and Altec Capital Services, L.L.C. as Lessor.

GUARANTEES OF INDEBTEDNESS
I.	UES
A)	UniSource Energy Services guarantees the obligations of UNS Gas, Inc. under the following agreements:
1)	$50 million Note Purchase Agreement, expiration 08/11/11; full amount remains outstanding

2)	$50 million Note Purchase Agreement, expiration 08/11/15; full amount remains outstanding
B)	UniSource Energy Services, Inc. guarantees the obligations of UNS Electric, Inc. under the following agreement:
1)	$50 million Note Purchase Agreement, expiration 08/07/15, full amount remains outstanding

2)	$50 million Note Purchase Agreement, expiration 08/08/23, full amount remains outstanding

C)	UniSource Energy Services, Inc. guarantees the obligations of UNS Gas, Inc. and UNS Electric, Inc. under the following agreement:
1)	$100 million Second Amended and Restated Credit Agreement, dated as of November 9, 2010; no revolving borrowings outstanding and $18 million in letters of credit outstanding at 11/09/10.
II.	UNS
A)	Unisource Energy’s guarantee of the $28 million of outstanding loans under the UED Credit Agreement.

Schedule 6.02
Existing Liens
Black Mountain Generating Station is subject to a lien to secure UniSource Energy Development Company’s obligations under its term loan facility.

Schedule 6.07
Existing Restrictions
A. None
B. None

EXHIBIT A
[**FORM OF ASSIGNMENT AND ASSUMPTION**]
UNISOURCE ENERGY CORPORATION
Reference is made to the Amended and Restated Credit Agreement, dated as of August 11, 2006 (the “Credit Agreement”), among UniSource Energy Corporation, an Arizona corporation (the “Company”), the Lenders party thereto, The Bank of New York and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and ABN AMRO Bank N.V., as Co-Documentation Agents, and Union Bank of California, N.A., as Administrative Agent. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
SECTION 1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Terms and Conditions set forth in Annex 1 attached hereto, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Revolving Commitments of the Assignor on the Effective Date, (ii) the Term Commitments of the Assignor on the Effective Date and (iii) the Loans owing to the Assignor which are outstanding on the Effective Date. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
SECTION 2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any documentation referred to in Section 2.15(d) of the Credit Agreement, duly completed and executed by such Assignee and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire.

SECTION 3. THIS ASSIGNMENT AND ASSUMPTION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

Percentage Assigned of
Applicable Facility/Commitment
(set forth, to at least 8 decimals, as a
percentage of the Facility and the
	Principal Amount	aggregate Commitments of all
	Assigned	Lenders thereunder)

Facility/Commitment

Revolving	$	%

Term	$	%
[Remainder of page intentionally left blank]

The terms set forth on the foregoing
pages are hereby agreed to:

,
as Assignor
By:
Name:
Title:

,
as Assignee
By:
Name:
Title:

(signatures continue on next page)
[Assignment and Assumption Agreement]

Accepted:
UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent,

By:
Name:
Title:

Accepted:*
UNISOURCE ENERGY CORPORATION

By:
Name:
Title:

*	To be completed to the extent consent is required under Section 9.04(b) of the Credit Agreement.
[Assignment and Assumption Agreement]

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Section 9.04 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

EXHIBIT B
[**FORM OF BORROWER PLEDGE AGREEMENT**]
SECOND AMENDED AND RESTATED PLEDGE AGREEMENT
This SECOND AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of November 9, 2010 (the “Pledge Agreement”), between UNISOURCE ENERGY CORPORATION, an Arizona corporation (the “Pledgor” or the “Borrower”), and UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) and the Issuing Banks from time to time parties to the Second Amended and Restated Credit Agreement, dated as of November 9, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and the Administrative Agent.
Recitals
A. The Pledgor and the Administrative Agent previously entered into that certain Amended and Restated Pledge Agreement, dated as of August 11, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”).
B. Pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit (collectively, the “Extensions of Credit”) to the Borrower, and the Issuing Banks have severally agreed to issue Letters of Credit for the account of the Borrower, in each case upon the terms and subject to the conditions set forth therein. One or more Lenders or affiliates of Lenders may from time to time enter into Hedging Agreements with the Borrower.
C. It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement and to the obligation of the Issuing Banks to issue Letters of Credit for the account of the Borrower under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement to the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks.
D. The Pledgor is the legal and beneficial owner of the shares of stock, membership interests, partnership interests or similar equity interests, as the case may be (such shares of stock, membership interests, partnership interests or similar equity interests, as the case may be, together with any shares of stock, membership interests, partnership interests or similar equity interests, as the case may be, described in Section 8(b), the “Pledged Shares”), described on Schedule I hereto, as such Schedule may be updated or amended from time to time, and issued by the Persons named therein, which Pledged Shares constitute the percentage of all the issued and outstanding shares of capital stock, membership interests, partnership interests or similar equity interests, as the case may be, of such Persons identified on such Schedule I, as such Schedule may be updated or amended from time to time. The Pledgor is the legal and beneficial owner of the Indebtedness owed to the Pledgor from any Subsidiary (such Indebtedness, together with any future Indebtedness at any time owed to the Pledgor from any Subsidiary, the “Pledged Debt”) described on Schedule II hereto, as such Schedule may be updated or amended from time to time.
Agreement
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lenders to enter into the Credit Agreement and to make Loans thereunder, and to induce the Issuing Banks to issue Letters of Credit for the account of the Borrower under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees with the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, that the Existing Pledge Agreement is hereby amended and restated, without novation, as follows:
1. Defined Terms.
(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including, without limitation, in the preamble and recitals hereto) shall have the meanings given to them in the Credit Agreement.
(b) As used herein, the term “Obligations” means the collective reference to (i) the unpaid principal of and interest on the Loans and all other obligations and liabilities of any nature of the Borrower to the Administrative Agent, any Lender or any Issuing Bank (including, without limitation, interest accruing at the then-applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then-applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, that may arise under, out of, or in connection with, the Credit Agreement, the other Loan Documents or any other documents made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, any Lender or any Issuing Bank that are required to be paid by the Borrower or any Subsidiary pursuant to the terms of the Credit Agreement or any other Loan Document) and (ii) all obligations and liabilities of the Borrower to any Lender or any affiliate of a Lender, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, that may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith.

(c) References to “Lenders” in this Pledge Agreement shall be deemed to include affiliates of Lenders that may from time to time enter into Specified Hedge Agreements with the Borrower.
(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified.
(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
2. Grant of Security. The Pledgor hereby transfers, assigns and pledges to the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks, and hereby grants to the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks a security interest in, the following, whether now owned or existing or hereafter created, acquired or existing (collectively, the “Collateral”):
(a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of the Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;
(b) the Pledged Debt and the instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and
(c) to the extent not covered by clauses (a) and (b) above, respectively, all proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to the Pledgor or the Administrative Agent from time to time with respect to any of the Collateral.
3. Security for Obligations. This Pledge Agreement secures, and the Collateral is collateral security for, the payment of all Obligations. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by the Pledgor to the Administrative Agent, the Lenders or the Issuing Banks under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Pledgor.

4. Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and without notice to the Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares.
5. Representations and Warranties. The Pledgor represents and warrants as follows:
(a) The Pledged Shares set forth on Schedule I hereto represents the percentage of all the issued and outstanding Capital Stock of each Subsidiary directly owned by the Pledgor as identified on Schedule I, as such Schedule may be updated or amended from time to time.
(b) The Pledged Debt set forth on Schedule II hereto (as such Schedule may be updated or amended from time to time) represents all Indebtedness of any Subsidiary owed to the Pledgor.
(c) The Pledgor is the legal and beneficial owner of the Collateral, as indicated on Schedule I and Schedule II, as such Schedules may be updated or amended from time to time, pledged or assigned by the Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement or Liens permitted under Section 8 hereof.
(d) As of the date of this Pledge Agreement, the Pledged Shares pledged by the Pledgor hereunder have been duly authorized and validly issued and are fully paid and non-assessable.
(e) The execution and delivery by the Pledgor of this Pledge Agreement and the creation of a security interest in the Collateral pledged by the Pledgor hereunder pursuant hereto create a valid and perfected first priority security interest in the Collateral, prior to any other Liens, securing the payment of the Obligations.
(f) The Pledgor has full power, authority and legal right to create a security interest in all the Collateral pledged by the Pledgor pursuant to this Pledge Agreement and will defend its and the Administrative Agent’s title or interest thereto or therein (and in the proceeds thereof) against any and all Liens (other than the Lien of this Pledge Agreement), however arising, or any and all Persons whomsoever.
(g) No authorization, approval or other action by, and no notice to or filing with, any Government Authority or regulatory body, other than the filing of a UCC-1 financing statement with the Arizona Secretary of State, is required for either (i) the pledge by the Pledgor of the Collateral pursuant to this Pledge Agreement and the grant by the Pledgor of the security interest granted hereby, (ii) except as set forth in Section 26, the execution, delivery or performance of this Pledge Agreement by the Pledgor or (iii) except as set forth in Section 26, the exercise by the Administrative Agent of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Pledge Agreement (except as may be required in connection with a disposition of Collateral by laws affecting the offering and sale of securities generally).

6. Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. The Pledgor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Pledgor.
7. Voting Rights, Dividends and Distributions; Etc.
(a) So long as no Event of Default shall have occurred and be continuing:
(i) the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Loan Documents; and
(ii) the Administrative Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.
(b) Subject to paragraph (c) below, the Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral; provided, however, that any and all dividends and other distributions in equity securities included in the Collateral shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).
(c) Upon written notice to the Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default (or upon the occurrence and during the continuance of an Event of Default under clause (h) or (i) of Article VII of the Credit Agreement, without any requirement that written or any other notice be given), but subject to the terms of Section 26:

(i) all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default;
(ii) all rights of the Pledgor to receive the dividends, distributions and principal and interest payments that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default;
(iii) all dividends, distributions and principal and interest payments that are received by the Pledgor contrary to the provisions of Section 7(b) and Section 7(c)(ii) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of the Pledgor and shall forthwith be paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and
(iv) in order to permit the Administrative Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Section 7(c)(ii) above, the Pledgor shall, if necessary, upon written notice from the Administrative Agent, from time to time execute and deliver to the Administrative Agent appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request.
8. Transfers and Other Liens Additional Collateral; Etc.
(a) The Pledgor shall not (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral, (ii) create, incur, assume or suffer to exist any consensual Lien upon or with respect to the Capital Stock of TEP, (iii) permit UES to create, incur, assume or suffer to exist any consensual Lien upon or with respect to the Capital Stock of UNS Gas, Inc. or UNS Electric, Inc., or (iv) create, incur, assume or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien under this Pledge Agreement.

(b) The Pledgor shall (i) cause UES, UED and Millennium not to issue any stock or other equity securities in addition to or in substitution for the Pledged Shares issued by such Person, except to the Pledgor; (ii) except as expressly permitted by the Credit Agreement, cause each other issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor; (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of UES, UED, Millennium and, to the extent required by Section 5.12 of the Credit Agreement, each other direct domestic Subsidiary, and 66-2/3% of any and all additional shares of stock or other securities of each direct foreign Subsidiary, in existence on the date hereof or hereafter created or acquired, and such additional shares of stock or other securities shall thereafter constitute Pledged Shares for all purposes; provided that the Pledgor shall not be required to pledge, and the Pledged Shares shall not include the Capital Stock of, any Subsidiary that is subject to regulation as a utility under the laws of any state of the United States; and (iv) pledge hereunder, immediately upon its acquisition or funding thereof, any and all Indebtedness which pursuant to Section 6.01(a)(v) of the Credit Agreement is required to be pledged to the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks.
9. Administrative Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Administrative Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.
10. The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent, any Lender or any Issuing Bank has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property consisting of negotiable securities.
11. Remedies. If any Event of Default shall have occurred and be continuing, the provisions set forth below shall apply, subject to the receipt of any required regulatory approvals (including, without limitation, any required approvals from the ACC) with respect to the portion of the Collateral consisting of the common stock of a Subsidiary which owns or controls a company subject to regulation as a utility:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the “New York UCC”) (whether or not the New York UCC applies to the affected Collateral) and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, as such time or times at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.
(b) All cash and cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 9.03 of the Credit Agreement) in whole or in part by the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks against, all or any part of the Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to any other Person that may be lawfully entitled to receive such surplus.
(c) The Administrative Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.
(d) All payments received by the Pledgor after the occurrence and during the continuance of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).

12. Amendments, etc. with Respect to the Obligations; Waiver of Rights. The Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by the Administrative Agent, any Lender or any Issuing Bank may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, any Lender or any Issuing Bank, and the Credit Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith and the Specified Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Specified Hedge Agreement, the Lender or Lender’s affiliate party thereto) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, any Lender or any Issuing Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, any Lender or any Issuing Bank shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against the Pledgor, the Administrative Agent, any Lender or any Issuing Bank may, but shall be under no obligation to, make a similar demand on any other pledgor, and any failure by the Administrative Agent, any Lender or any Issuing Bank to make any such demand or to collect any payments from any other pledgor or any release of any other pledgor shall not relieve the Pledgor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, any Lender or any Issuing Bank against the Pledgor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
13. Continuing Security Interest, Assignments Under the Credit Agreement. This Pledge Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full in cash of the Obligations, the termination, expiration or Cash Collateralization in full of all Letters of Credit and the termination of all Commitments under the Credit Agreement, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent, the Lenders, the Issuing Banks and their respective successors, transferees and assigns.
14. Reinstatement. This Pledge Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, any Lender or any Issuing Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Pledgor or any substantial part of the property of the Pledgor, or otherwise, all as though such payments had not been made.

15. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 9.01 of the Credit Agreement, provided that any such notice, request or demand shall be addressed to the Pledgor at the notice address set forth under its signature below.
16. Counterparts. This Pledge Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Pledge Agreement signed by the Pledgor and the Administrative Agent shall be lodged with the Administrative Agent and the Pledgor.
17. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
18. Integration. This Pledge Agreement represents the agreement of the Pledgor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent, any Lender or any Issuing Bank relative to the subject matter hereof not reflected herein or in the other Loan Documents.
19. Amendments in Writing; No Waiver; Cumulative Remedies.
(a) None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Administrative Agent in accordance with Section 9.02 of the Credit Agreement.
(b) None of the Administrative Agent, any Lender or any Issuing Bank shall by any act (except by a written instrument pursuant to Section 19(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any Lender or any Issuing Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, any Lender or any Issuing Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent, such Lender or such Issuing Bank would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
20. Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
21. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent, the Lenders and the Issuing Banks and their successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent, and any such attempted assignment, transfer or delegation shall be null and void.
22. WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
23. Submission to Jurisdiction; Waivers. The Pledgor hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 15 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.

24. GOVERNING LAW. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
25. Obligations Absolute; Waivers and Acknowledgments; Subrogation.
(a) Obligations Absolute. The obligations of the Pledgor under or in respect of this Agreement are independent of the Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against any other Person or pursuant to any other Loan Document or whether any other Person is joined in any such action or actions. The liability of the Pledgor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and the Pledgor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of the Subsidiaries or otherwise;
(iii) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the Obligations;
(iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Obligations of the Borrower under the Loan Documents or any other assets of the Borrower or any of the Subsidiaries;
(v) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of the Subsidiaries;
(vi) any failure of the Administrative Agent, any Lender or any Issuing Bank to disclose to the Pledgor any information relating to the business, condition (financial or otherwise), operations, performance or properties of the Borrower now or hereafter known to the Administrative Agent, any Lender or any Issuing Bank (the Pledgor waiving any duty on the part of Administrative Agent, the Lenders and the Issuing Banks to disclose such information);

(vii) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other pledgor or any surety with respect to the Obligations; or
(viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, any Lender or any Issuing Bank that might otherwise constitute a defense available to, or a discharge of, the Pledgor or any surety.
(b) Waivers and Acknowledgments.
(i) The Pledgor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Administrative Agent, any Lender or any Issuing Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Person or any collateral.
(ii) The Pledgor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Obligations, whether existing now or in the future.
(iii) The Pledgor hereby unconditionally and irrevocably waives (x) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, any Lender or any Issuing Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Pledgor or other rights of the Pledgor to proceed against any guarantor or any other Person or any collateral and (y) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Pledgor hereunder.
(iv) The Pledgor acknowledges that the Administrative Agent, any Lender or any Issuing Bank may, without notice to or demand upon the Pledgor and without affecting the liability of the Pledgor under this Agreement, foreclose under any mortgage by nonjudicial sale, and the Pledgor hereby waives any defense to the recovery by the Administrative Agent, any Lender or any Issuing Bank against the Pledgor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
(v) The Pledgor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent, any Lender or any Issuing Bank to disclose to the Pledgor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of the Subsidiaries now or hereafter known by the Administrative Agent, any Lender or any Issuing Bank.

(vi) The Pledgor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 25 are knowingly made in contemplation of such benefits.
(c) Subrogation. The Pledgor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any insider Person that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Agreement or the enforcement of the security interests under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any Lender or any Issuing Bank against any insider Person or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any insider Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Agreement shall have been paid in full in cash, all Letters of Credit shall have expired, terminated or been Cash Collateralized in full and the Commitments shall have expired or been terminated. If any amount shall be paid to the Pledgor in violation of the immediately preceding sentence at any time prior to the latest of (i) the payment in full in cash of the Obligations and all other amounts payable under this Agreement, (ii) the expiration, termination or Cash Collateralization in full of all Letters of Credit and (iii) the Final Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent, shall be segregated from other property and funds of the Pledgor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Obligations or other amounts payable under this Agreement thereafter arising. If (x) all of the Obligations and all other amounts payable under this Agreement shall have been paid in full in cash, (y) all Letters of Credit shall have expired, terminated or been Cash Collateralized in full and (z) the Final Maturity Date shall have occurred, the Administrative Agent will, at the Pledgor’s request and expense, execute and deliver to the Pledgor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Pledgor of an interest in the Obligations resulting from such payment made by the Pledgor pursuant to this Agreement.
26. Actions Requiring Approval.
(a) If an Event of Default shall have occurred and be continuing, the Pledgor shall take any action which the Administrative Agent may request in the exercise of its rights and remedies under this Pledge Agreement in order to transfer or assign the Collateral to the Administrative Agent or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing. The parties hereto acknowledge that, in connection with the exercise of remedies hereunder with respect to any portion of the Collateral consisting of the common stock of a Subsidiary that owns or controls a company subject to regulation as a utility, the receipt of consent or approval from certain Governmental Authorities (including, without limitation, the ACC) may be required. To enforce the provisions of this Section 26, the Administrative Agent is empowered to seek from any Governmental Authority (including, without limitation, the ACC), to the extent required, consent to or approval of any involuntary transfer of control of any entity whose Collateral is subject to this Pledge Agreement for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. The Pledgor agrees to cooperate with any such purchaser and with the Administrative Agent in the preparation, execution and filing of any forms and providing any information that may be necessary or helpful in obtaining any applicable Governmental Authority’s consent to the assignment to such purchaser of the Collateral. The Pledgor hereby agrees to consent to any such involuntary transfer of control upon the request of the Administrative Agent after and during the continuation of an Event of Default and, without limiting any rights of the Administrative Agent under this Pledge Agreement, to authorize the Administrative Agent to nominate a trustee or receiver to assume control of the Collateral, subject only to required judicial or other consent required by Governmental Authorities, in order to effectuate the transactions contemplated in this Section 26. Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Administrative Agent under this Pledge Agreement. The Pledgor shall cooperate fully in obtaining the approval or consent of each Governmental Authority required to effectuate the foregoing.
(b) If an Event of Default shall have occurred and be continuing, the Pledgor shall use its best efforts to assist in obtaining consent or approval of any Governmental Authority (including, without limitation, the ACC), if required, for any action or transactions contemplated by this Pledge Agreement, including, without limitation, the preparation, execution and filing of the transferor’s or assignor’s portion of any application or applications for consent to the transfer of control or assignment necessary or appropriate under applicable rules and regulations for approval of the transfer or assignment of any portion of the Collateral.
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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Address for Notices:	UNISOURCE ENERGY CORPORATION
One South Church Avenue Tucson, Arizona 85701	By:
Attention: Chief Financial Officer		Name:
Telecopy No.: (520) 884-3612		Title:

UNION BANK, N.A., as Administrative Agent
By:
Name:
Title:

SCHEDULE I
List of Pledged Shares

	Class of	Stock	Number	Percentage of
	Stock/Par	Certificate	of	Outstanding
Issuer	Value	No(s)	Shares	Shares/Interests

UniSource Energy Services, Inc.	Common/No Par Value	1	1000	100%

Millennium Energy Holdings, Inc.	Common/$1.00	3	1	100%

UniSource Energy Development Company	Common/$1.00	2	1	100%

SCHEDULE II
List of Pledged Debt

Principal Original
Maker	Date	Amount

EXHIBIT C
[**Form of Opinion of Morgan, Lewis & Bockius LLP **]
November 9, 2010
Union Bank, N.A.,
  as Administrative Agent, an Issuing Bank and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
The Lenders and Issuing Banks listed on Schedule I hereto
Ladies and Gentlemen:
We are counsel to UniSource Energy Corporation, an Arizona corporation (the “Company”), and have acted as such in connection with the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, as Borrower, the Lenders party thereto, the Co-Syndication Agents named therein, the Co-Documentation Agents named therein, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent (hereinafter, the “Second Amended and Restated Credit Agreement”). Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Second Amended and Restated Credit Agreement.
In so acting we have reviewed all corporate proceedings of the Company in connection with the authorization, execution and delivery of that certain fee letter agreement, dated November 9, 2010, between the Company and the Administrative Agent (the “Fee Letter”), the Second Amended and Restated Credit Agreement, the promissory notes executed and delivered by the Company on the date hereof pursuant to Section 2.08(e) of the Second Amended and Restated Credit Agreement (the “Notes”) and the Borrower Pledge Agreement. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary as a basis for the opinions set forth below. We have relied as to various questions of fact upon the representations and warranties of the Company contained in the Second Amended and Restated Credit Agreement and the Borrower Pledge Agreement and in the certificates of public officials and officers of the Company delivered thereunder.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, we are of the opinion that:

November 9, 2010

1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.
2. The Company has the corporate power and authority to execute, deliver and perform the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, to execute, deliver and perform the Borrower Pledge Agreement, the Notes and the Fee Letter, and to grant the security interest contemplated by the Borrower Pledge Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of (i) the Fee Letter, (ii) the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, (iii) the Notes and (iv) the Borrower Pledge Agreement and to grant the security interest contemplated therein.
3. The Fee Letter, the Second Amended and Restated Credit Agreement, the Notes and the Borrower Pledge Agreement have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Second Amended and Restated Credit Agreement with respect to liabilities under federal or state securities laws.
4. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority of the State of New York, the Federal Energy Regulatory Commission (“FERC”) or the Arizona Corporation Commission (“ACC”) is required in connection with the execution, delivery or performance by the Company of the Fee Letter, the Second Amended and Restated Credit Agreement, the Notes or the Borrower Pledge Agreement, for borrowings and requests for issuance of Letters of Credit by the Company under the Second Amended and Restated Credit Agreement or for the grant of the security interest contemplated by the Borrower Pledge Agreement (except for the receipt of any required regulatory approval of such Governmental Authorities prior to the exercise of the remedial provisions of the Borrower Pledge Agreement in respect of the common stock of a Subsidiary which owns or controls a company subject to regulation as a utility); provided, however, that we express no opinion in this paragraph as to compliance with the securities or “blue sky” laws of any jurisdiction.

November 9, 2010

5. The execution, delivery and performance by the Company of the Fee Letter, the Second Amended and Restated Credit Agreement, the Notes and the Borrower Pledge Agreement, the borrowings and requests for issuance of Letters of Credit under the Second Amended and Restated Credit Agreement and the grant of the security interest contemplated by the Borrower Pledge Agreement will not (i) violate any applicable law of the State of New York or any law administered by, or any rule or regulation of, the SEC, the FERC or the ACC, (ii) violate the Company’s Amended and Restated Articles of Incorporation or its Bylaws, as amended, or (iii) result in, or require, the creation or imposition of any Lien on any of the Company’s properties or revenues other than as contemplated by the Borrower Pledge Agreement and the Second Amended and Restated Credit Agreement.
6. The Borrower Pledge Agreement has created in favor of the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, a valid and enforceable security interest under the New York Uniform Commercial Code (the “New York UCC”) in all of the right, title and interest of the Company in, to and under the personal property (a) in which a security interest may be created under the New York UCC and (b) which is described by the Borrower Pledge Agreement to be subject to the security interest of the Borrower Pledge Agreement (collectively, the “Pledged Collateral”).
7. The security interest of the Administrative Agent in that portion of the Pledged Collateral consisting of the common stock of Millennium, UED and UES issued to and held by the Company and represented by certificate number 3 for Millennium, certificate number 2 for UED and certificate number 1 for UES (the duly executed originals of such three security certificates, collectively the “Certificates”), will be perfected under the California Uniform Commercial Code (the “California UCC”), free and clear of any adverse claim (within the meaning of Section 8-102(a)(1) of the California UCC), when the Certificates are delivered to the Administrative Agent in the State of California pursuant to the Borrower Pledge Agreement and either registered in the name of the Administrative Agent upon original issue or registration of transfer by the issuer thereof, or duly indorsed by an effective indorsement to the Administrative Agent or in blank. No other security interest created under the New York UCC or the California UCC, if any, in the common stock represented by the Certificates is equal to or prior to the security interest of the Administrative Agent in such common stock to the extent perfected as described in the preceding sentence, assuming that no other Person has control (as defined in Section 8-106 of the California UCC) of such common stock that was obtained before the time that the Administrative Agent obtained control of such common stock. In rendering such opinions, we assume that the Administrative Agent will continue to hold the Certificates in the State of California.
8. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
We have assumed, with your permission and without independent investigation, where applicable that (i) the Pledged Collateral exists, (ii) the Company has rights in the Collateral covered by the Borrower Pledge Agreement within the meaning of Section 9-203(b)(2) of the New York UCC, (iii) the Lenders have given value to the Company within the meaning of Section 9-203(b)(1) of the New York UCC, and (iv) the Administrative Agent, as the secured party, is taking the pledge of the Pledged Collateral pursuant to the Borrower Pledge Agreement in good faith and without notice of any adverse claim in, to or against such Pledged Collateral.

November 9, 2010

Our opinions as to the Borrower Pledge Agreement and the perfection of any security interest are subject to the following additional assumptions and qualifications:
(A) we wish to point out that the acquisition by the Administrative Agent after the initial extension of credit under the Loan Documents of any interest in any property that becomes subject to any Lien of the Borrower Pledge Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code;
(B) except with respect to the Pledged Shares (as defined in the Borrower Pledge Agreement) identified by specific listing on Schedule I of the Borrower Pledge Agreement and with respect to Collateral identified by a type of collateral defined in the NY UCC, we have assumed, with your permission and without independent investigation, that the description of the Pledged Collateral in the Borrower Pledge Agreement is adequate for purposes of Section 9-108 of the New York UCC;
(C) we wish to call your attention to the provisions of (i) Sections 9-314 to 9-317 and 9-320 to 9-338 of the California UCC, as to limitations on the effect of perfection, and (ii) Sections 9-301 to 9-308, 9-315, 9-316, 9-507, 9-508, 9-510 and 9-515 of the California UCC, as to actions (including the filing of continuation statements) that may be necessary in the future to continue perfection as a result of the lapse of time or a change in circumstances;
(D) we wish to call to your attention that Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of such case;
(E) we express no opinion regarding the enforceability of any provisions intended to establish any standard other than the standard set forth in the relevant Uniform Commercial Code as the measure of the performance of any party thereto of such party’s obligations thereunder; and
(F) we note that Section 9-102 of the New York UCC provides that the term “deposit account” does not include “investment property” and also provides that the term “investment property” includes “securities accounts”.
This opinion is limited to the laws of the States of Arizona, California and New York and the federal laws of the United States of America. As to all matters of Arizona law, we have, with your consent, relied upon the opinion of even date herewith rendered to you by Raymond S. Heyman, Esq., Senior Vice President and General Counsel of the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

November 9, 2010

Raymond S. Heyman, Esq. is authorized to rely upon this letter as to matters of New York law, the Federal Power Act, as amended, and the Investment Company Act of 1940, as amended. This letter is not being delivered for the benefit, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Second Amended and Restated Credit Agreement) or Issuing Banks may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.
Very truly yours,
MORGAN, LEWIS & BOCKIUS LLP

SCHEDULE I
LENDERS
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
CREDIT SUISSE, NEW YORK BRANCH
THE BANK OF NEW YORK MELLON
ISSUING BANKS
JPMORGAN CHASE BANK, N.A.
UNION BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION

EXHIBIT D
[**Form of Opinion of the General Counsel of the Borrower**]
November 9, 2010

Union Bank, N.A.,
  as Administrative Agent, an Issuing Bank and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
The Lenders and Issuing Banks listed on Schedule I hereto
Ladies and Gentlemen:
I am Senior Vice President and General Counsel of UniSource Energy Corporation, an Arizona corporation (the “Company”), and have acted as such in connection with the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, as Borrower, the Lenders party thereto, the Co-Syndication Agents named therein, the Co-Documentation Agents named therein, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent (hereinafter, the “Second Amended and Restated Credit Agreement”). Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Second Amended and Restated Credit Agreement.
In so acting I have reviewed all corporate proceedings of the Company in connection with the authorization, execution and delivery of that certain fee letter agreement, dated November 9, 2010, between the Company and the Administrative Agent (the “Fee Letter”), the Second Amended and Restated Credit Agreement, the promissory notes executed and delivered by the Company on the date hereof pursuant to Section 2.08(e) of the Second Amended and Restated Credit Agreement (the “Notes”) and the Borrower Pledge Agreement. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary as a basis for the opinions set forth below. I have relied as to various questions of fact upon the representations and warranties of the Company contained in the Second Amended and Restated Credit Agreement and the Borrower Pledge Agreement, and in the certificates of public officials and officers of the Company delivered thereunder.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, I am of the opinion that:
1. Each of the Company, UES, Millennium and UED (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

November 9, 2010

2. The Company has the corporate power and authority to execute, deliver and perform the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, to execute, deliver and perform the Borrower Pledge Agreement, the Notes and the Fee Letter, and to grant the security interest contemplated by the Borrower Pledge Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of (i) the Fee Letter, (ii) the Second Amended and Restated Credit Agreement and to borrow and request the issuance of Letters of Credit thereunder, (iii) the Notes and (iv) the Borrower Pledge Agreement and to grant the security interest contemplated therein.
3. The Fee Letter, the Second Amended and Restated Credit Agreement, the Notes and the Borrower Pledge Agreement have been duly and validly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Second Amended and Restated Credit Agreement with respect to liabilities under federal or state securities laws.
4. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of the Fee Letter, the Second Amended and Restated Credit Agreement, the Notes or the Borrower Pledge Agreement, for borrowings and requests for issuance of Letters of Credit by the Company under the Second Amended and Restated Credit Agreement or for the grant of the security interest contemplated by the Borrower Pledge Agreement, except for the filing of a UCC-1 financing statement with the Arizona Secretary of State to perfect the Lien of the Administrative Agent on certain of the Collateral (as defined in the Borrower Pledge Agreement) and except for the receipt of any required regulatory approvals prior to the exercise of the remedial provisions of the Borrower Pledge Agreement in respect of the common stock of a Subsidiary which owns or controls a company subject to regulation as a utility; provided, however, that I express no opinion in this paragraph as to compliance with the securities or “blue sky” laws of any jurisdiction.

November 9, 2010

5. The execution, delivery and performance by the Company of the Fee Letter, the Second Amended and Restated Credit Agreement, the Notes and the Borrower Pledge Agreement, the borrowings and requests for issuance of Letters of Credit under the Second Amended and Restated Credit Agreement and the grant of the security interest contemplated by the Borrower Pledge Agreement will not (a) violate any law, rule or regulation of any Governmental Authority, which, in my experience, is normally applicable to transactions of the type contemplated thereby or to entities similar to the Company, (b) violate any order of any Governmental Authority of which I have knowledge, (c) violate the Amended and Restated Articles of Incorporation or Bylaws, as amended, of the Company, (d) violate or result in a default under any indenture, agreement or other instrument of which I have knowledge binding upon the Company or its assets or (e) result in, or require, the creation or imposition of any Lien on any of the Company’s properties or revenues other than as contemplated by the Borrower Pledge Agreement and the Second Amended and Restated Credit Agreement.
6. The Company is the legal and beneficial owner of all of the outstanding capital stock of UES, Millennium and UED. All of the outstanding capital stock of UES is represented by common stock certificate number 1; all of the outstanding capital stock of Millennium is represented by common stock certificate number 3; and all of the outstanding capital stock of UED is represented by common stock certificate number 2. All such capital stock has been duly authorized and validly issued and is fully paid and nonassessable.
7. Except as disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator, referee or Governmental Authority pending against or, to my knowledge, threatened against or affecting the Company or any of its Consolidated Subsidiaries (a) as to which there is, in my judgment, a reasonable possibility of an adverse determination and that, if adversely determined, would individually or in the aggregate, in my judgment, result in a Material Adverse Effect or (b) that involves the Second Amended and Restated Credit Agreement or any other Loan Document, or any transactions contemplated therein.
This opinion is limited to the laws of the States of Arizona and New York, and the federal laws of the United States of America. As to all matters of New York law, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, I have, with your consent, relied upon the opinion of even date herewith rendered to you by Morgan, Lewis & Bockius LLP of New York, New York, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.
Morgan, Lewis & Bockius LLP of New York, New York is authorized to rely upon this letter as to matters of Arizona law. This letter is not being delivered for the benefit, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Credit Agreement) or Issuing Banks may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.
Very truly yours,
Raymond S. Heyman

SCHEDULE I
LENDERS
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
UNION BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
CREDIT SUISSE, NEW YORK BRANCH
THE BANK OF NEW YORK MELLON
ISSUING BANKS
JPMORGAN CHASE BANK, N.A.
UNION BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION